Exhibit 2.1

AMENDED AND RESTATED AMALGAMATION AGREEMENT

THIS AMENDED AND RESTATED  AMALGAMATION AGREEMENT is made and effective as of March 8, 2021.

AMONG:

BLACK LION CAPITAL CORP., a body corporate, incorporated under the laws of the Province of British Columbia, having an office in the City of North Vancouver, in the Province of British Columbia (“Black Lion”);

AND

2204901 ONTARIO INC., a body corporate, incorporated under the laws of the Province of Ontario, having an office in the City of London, in the Province of Ontario (“Globally Local”);

AND

2801318 ONTARIO LTD., a body corporate, incorporated under the laws of the Province of Ontario, having an office in the City of North Vancouver, in the Province of British Columbia (“SubCo”);

RECITALS:

A.	Black Lion is a capital pool company trading on the TSXV (as defined herein);

B.	Globally Local is a private company;

C.	SubCo is a wholly-owned subsidiary of Black Lion;

D.	Black Lion, Globally Local and SubCo propose a business combination by way of a three-cornered amalgamation whereby Globally Local and SubCo will amalgamate (the “Amalgamation”) under the OBCA (as defined herein) on the terms described in this Agreement and continue as one corporation (“Amalco”), which will be a wholly-owned subsidiary of Black Lion; and

E.	Black Lion proposes to issue Black Lion Shares (as defined herein) to the Globally Local Shareholders (as defined herein) as hereinafter provided in connection with the Amalgamation.

NOW THEREFORE IN CONSIDERATION of the covenants and agreements herein contained and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the Parties hereto covenant and agree as follows:

ARTICLE 1
DEFINITIONS

1.1	In this Agreement, unless the context otherwise requires:

(a)	“Agent” means the registered dealer or dealer engaged by Globally Local to act as its agent for the purposes of conducting the Globally Local Private Placement;

(b)	“Agreement” means this agreement, including the recitals and all Schedules to this agreement, as amended or supplemented from time to time, and “hereby”, “hereof’, “herein”, “hereunder”, “herewith” and similar terms refer to this Agreement and not to any particular provision of this Agreement;

(c)	“Amalco” means the amalgamated corporation following the Effective Time created by the Amalgamation;

(d)	“Amalgamation” means the amalgamation of Globally Local and SubCo under the provisions of Section 174 of the OBCA contemplated by this Agreement;

(e)	“Applicable IP Laws” means all applicable federal, provincial, state and local laws and regulations applicable to Intellectual Property in Canada, the United States and the jurisdictions in which Globally Local and/or any Globally Local Subsidiary has registered Intellectual Property;

(f)	“Applicable Laws” means any domestic or foreign, federal, state, provincial or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Entity, and any terms and conditions of any grant of approval, permission, authority or license of any Governmental Entity, including all applicable corporate and securities laws, regulations and rules, all policies thereunder and rules of applicable stock exchanges;

(g)	“BCBCA” means the Business Corporations Act (British Columbia);

(h)	“Black Lion” means Black Lion Capital Corp., a corporation incorporated under the BCBCA;

(i)	“Black Lion Amendments” means the Name Change and the Consolidation;

(j)	“Black Lion Counsel” means Macdonald Tuskey, Corporate and Securities Lawyers, or such other legal counsel as may be designated by Black Lion;

(k)	“Black Lion Financial Statements” means the audited financial statements of Black Lion as at and for the period from incorporation to October 31, 2019 and the unaudited interim financial statements of Black Lion as at and for the year ended October 31, 2020;

(l)	“Black Lion Information” means the information in the form provided by Black Lion for inclusion in the Filing Statement describing SubCo and Black Lion and its business, operations and affairs and includes any Black Lion Public Documents incorporated by reference in the Filing Statement, as applicable;

(m)	“Black Lion Option Plan” means the stock option plan of Black Lion;

(n)	“Black Lion Options” means the options to purchase Black Lion Shares granted under the Black Lion Option Plan;

(o)	“Black Lion Parties” means, collectively, Black Lion and SubCo;

(p)	“Black Lion Public Documents” means all documents or information filed by or on behalf of Black Lion in compliance with or intended compliance with Applicable Laws and which form part of the Public Record;

(q)	“Black Lion Shareholders” means the holders of Black Lion Shares;

(r)	“Black Lion Shares” means the common shares in the capital of Black Lion as constituted on the date hereof, provided, however, that any references to Black Lion Shares to be issued to Globally Local Shareholders in connection with the Amalgamation, and other transactions contemplated herein (whether directly or upon exercise of any convertible securities) shall be read as a reference to the common shares of Black Lion on a post-Consolidation basis;

(s)	“Business” means the business of Globally Local as conducted on the date hereof;

(t)	“Business Day” means a day, other than a Saturday, Sunday or statutory holiday, when banks are generally open in the City of Toronto and the City of Vancouver for the transaction of banking business;

(u)	“Certificate of Amalgamation” means the certificate of amalgamation to be issued by the Director in respect of the Amalgamation;

(v)	“Closing” means the completion of the Amalgamation;

(w)	“Consolidation” means the consolidation of the outstanding Black Lion Shares on a 2.5:1 basis;

(x)	“Director” means the Director appointed under Section 278 of the OBCA;

(y)	“Effective Date” means the effective date indicated upon the Certificate of Amalgamation;

(z)	“Effective Time” means the effective time indicated upon the Certificate of Amalgamation;

(aa)	“Encumbrance” includes, without limitation, any mortgage, pledge, assignment, charge, lien, security interest, claim, trust or royalty and any agreement, option, right or privilege (whether by law, contract or otherwise) capable of becoming any of the foregoing;

(bb)	“Environmental Laws” includes any applicable domestic or foreign federal, state, provincial, municipal or local laws, regulations, orders, government decrees or ordinances with respect to environmental, health or safety matters;

(cc)	“Exchange Ratio” means one (1) Black Lion Share (after giving effect to the Consolidation) for each one (1) Globally Local Share;

(dd)	“Filing Statement” means the filing statement of Black Lion for the Amalgamation constituting the Qualifying Transaction of Black Lion prepared pursuant to TSXV policies;

(ee)	“Globally Local” means 2204901 Ontario Inc. o/a Globally Local , a corporation existing under the OBCA;

(ff)	“Globally Local Assets” means all of the assets and properties in which Globally Local holds a right, title or interest as at the date hereof, including the Globally Local IP;

(gg)	“Globally Local Broker Warrantholder” means a holder of Globally Local Broker Warrants;

(hh)	“Globally Local Broker Warrants” means the warrants to purchase up to 840,000 Globally Local Shares on the terms and conditions stated in each respective broker warrant certificate;

(ii)	“Globally Local Counsel” means DLA Piper (Canada) LLP, or such other legal counsel as may be designated by Globally Local;

(jj)	“Globally Local Disclosure Letter” means the disclosure letter from Globally Local to Black Lion dated the date hereof;

(kk)	“Globally Local Financial Statements” means the audited annual financial statements of Globally Local as at and for the year ended September 30, 2020 and September 30, 2019;

(ll)	“Globally Local Information” means the information in the form provided by Globally Local for inclusion in the Filing Statement, and describing Globally Local and its business, operations and affairs;

(mm)	“Globally Local IP” means the Intellectual Property that has been developed by or for or is being developed by or for Globally Local and/or any Globally Local Subsidiary or that is being used by Globally Local and/or any Globally Local Subsidiary, other than Licensed IP;

(nn)	“Globally Local Material Contract” has the meaning ascribed to such term in Section 7.1(yy);

(oo)	“Globally Local Private Placement” means the brokered private placement of Globally Local Subscription Receipts for minimum gross proceeds of $3,200,000 ($4,200,000 including the exercise of the Over-Allotment Option), to be conducted by the Agent on a commercially reasonable efforts agency basis, at a price of $16.00 per Globally Local Subscription Receipt to be completed prior to or concurrent with the Amalgamation;

(pp)	“Globally Local Shares” means the common shares in the capital of Globally Local as constituted on the date hereof;

(qq)	“Globally Local Securities” means collectively the Globally Local Shares and Globally Local Subscription Receipts;

(rr)	“Globally Local Securityholder” means collectively the Globally Local Shareholders and Globally Local Subscription Receiptholders;

(ss)	“Globally Local Shareholder” means a holder of Globally Local Shares;

(tt)	“Globally Local Special Resolution” means the special resolution of the Globally Local Shareholders, substantially in the form of the resolution set out in Schedule B hereto, approving the Amalgamation;

(uu)	“Globally Local Subscription Receipts” means the up to 10,500,000 subscription receipts of Globally Local, each of which entitles the holder thereof, to acquire for no additional consideration and without any further action, one Globally Local Share upon satisfaction of certain escrow release conditions;

(vv)	“Globally Local Subsidiaries” means 2794441 Ontario Inc., Globally Local Franchising Inc., Globally Local Real Estate Inc., Preposterous Foods Inc., 2794443 Ontario Inc., 2794444 Ontario Inc., 2794445 Ontario Inc., 2794446 Ontario Inc. and 2794447 Ontario Inc.;

(ww)	“Globally Local Superior Proposal” has the meaning ascribed thereto in Section 9.4 hereof;

(xx)	“Globally Local Take-Over Proposal” means, other than pursuant to the Amalgamation, any take-over bid or offer for more than 50% of the issued and outstanding Globally Local Shares or securities convertible into Globally Local Shares, or any proposal, offer or agreement (whether or not subject to conditions) for a merger, consolidation, amalgamation, arrangement, recapitalization, liquidation, dissolution, reorganization or similar transaction or other business combination involving Globally Local or any Globally Local Subsidiary or any proposal, offer or agreement (whether or not subject to conditions) to acquire in any manner, or to require Globally Local to issue, more than 50% of the outstanding Globally Local Shares or securities convertible into Globally Local Shares or more than 50% of the consolidated assets, consolidated revenue or consolidated income for Globally Local (taken as a whole);

(yy)	“Globally Local Written Resolution” means the written resolution of Globally Local Shareholders to approve the Globally Local Special Resolution;

(zz)	“Governmental Entity” means any: (i) national, federal, provincial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, board, bureau or agency, domestic or foreign; (ii) subdivision, agent, commission, board or authority of any of the foregoing; or (iii) quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing including, for greater certainty, any Regulatory Authority;

(aaa)	“Holder” means a Person who is a beneficial owner of securities of the relevant Party and “Registered Holder” means a Person whose name appears on the register of the relevant Party as owner of securities;

(bbb)	“IFRS” means International Financial Reporting Standards as issued by the International Accounting Standards Board;

(ccc)	“Intellectual Property” means intellectual property rights, including: (i) all patents, patent rights, inventions, industrial designs and licenses; (ii) trademarks, service marks, trade dress, trade names, corporate names, logos, slogans and Internet domain names, together with all goodwill associated with each of the foregoing; (iii) copyrights and copyrightable works in whatever form or medium; (iv) registrations, applications and renewals for any of the foregoing; (v) proprietary computer software (including but not limited to data, data bases and documentation); and (vi) trade secrets, confidential information and know-how;

(ddd)	“Letter of Transmittal” means the letter of transmittal of Globally Local to be utilized by the Globally Local Securityholders;

(eee)	“Licensed IP” means the Intellectual Property owned by any person other than Globally Local and the Subsidiaries and which Globally Local and/or any Globally Local Subsidiary uses;

(fff)	“Material” means, where used in relation to Black Lion, its Subsidiaries or Globally Local, as the case may be, a fact, transaction or circumstance concerning the business, assets, rights, properties, condition (financial or otherwise), liabilities, capitalization, operations, prospects, or results of operations of Black Lion, its Subsidiaries or Globally Local, as the case may be, that: (i) would be reasonably likely to have a significant effect on the value of the Black Lion Shares or the Globally Local Shares, as the case may be; or (ii) would prevent or materially delay completion of the Amalgamation in accordance with this Agreement;

(ggg)	“Material Adverse Change” or “Material Adverse Effect” means, with respect to any Person, any matter or action that has an effect or change that is, or would reasonably be expected to be, material and adverse to the business, operations, assets, capitalization, financial condition, licenses, permits, concessions, rights, privileges, liabilities or prospects, whether contractual or otherwise, of such Person and its Subsidiaries, taken as a whole, other than any matter, action, effect or change relating to or resulting from: (i) a matter that has, prior to the date hereof, been publicly disclosed or disclosed to the Other Party; (ii) with respect to Globally Local only, conditions affecting the industry in which Globally Local and its Subsidiaries operate; (iii) general economic, financial, currency exchange, securities or commodity market conditions in Canada, the United States or elsewhere; (iv) terrorism, war (whether or not declared), armed hostilities, riots, insurrection, civil disorder, military conflicts, political instability or other armed conflict, national calamity, natural disaster, crisis or emergency or any responses by a Governmental Entity to any of the foregoing; (v) any proposal or change in Applicable Laws or any interpretation or administration of Applicable Laws by any Governmental Entity, or any change in IFRS after the date hereof; or (vi) any matter consented to, or that results from a matter that is consented to, in writing by the Other Party hereto;

(hhh)	“Misrepresentation” means an untrue statement of a material fact, an omission to state a material fact that is required to be stated or an omission to state a material fact that is required to be stated in order for a statement not to be misleading;

(iii)	“Name Change” means the change of name by Black Lion from “Black Lion Capital Corp.” to “Globally Local Inc.” or to such other name as determined by the Parties;

(jjj)	“Other Party” means with respect to the applicable Black Lion Party(ies), Globally Local and, with respect to Globally Local, the applicable Black Lion Party(ies);

(kkk)	“Over-Allotment Option” means the Agent's option, exercisable at any time prior to closing, to increase the size of the Globally Local Private Placement by up to $1,000,000;

(lll)	“Parties” means Black Lion, Globally Local and SubCo, and “Party” means any one of them;

(mmm)	“Permitted Encumbrances” means (i) Encumbrances for Taxes not yet due and delinquent; (ii) inchoate or statutory Encumbrances of contractors, subcontractors, mechanics, workers, suppliers, materialmen, carriers and others in respect of the construction, maintenance, repair or operation of the Globally Local Assets, provided that such Encumbrances are related to obligations not due or delinquent and in respect of which adequate holdbacks are being maintained as required by Applicable Law; (iii) the right reserved to or vested in any Governmental Entity by any statutory provision or by the terms of any lease, licence, franchise, grant or permit of Globally Local, to terminate any such lease, licence, franchise, grant or permit, or to require annual or other payments as a condition of their continuance; and (iv) Encumbrances listed in the Globally Local Disclosure Letter;

(nnn)	“Person” includes an individual, partnership, association, body corporate, trustee, executor, administrator, legal representative, government, Governmental Entity or other entity;

(ooo)	“Principal Globally Local Shareholders” means James McInnes and Vasiliki McInnes;

(ppp)	“Public Record” means all information filed by or on behalf of Black Lion with the Securities Authorities and accessible on SEDAR, and any other information filed by or on behalf of Black Lion with any Securities Authorities in compliance, or intended compliance with Securities Laws;

(qqq)	“Qualifying Transaction” means the indirect acquisition by Black Lion of all of the Globally Local Securities pursuant to this Agreement;

(rrr)	“Regulatory Authority” means the statutory or governmental bodies authorized under Applicable Laws to protect and promote public health through regulation and supervision of therapeutic drug candidates intended for use in humans, including, without limitation, the FDA and Health Canada;

(sss)	“Securities Authorities” means the appropriate securities commissions or similar regulatory authorities in Canada and each of the provinces and territories thereof;

(ttt)	“Securities Laws” means any applicable Canadian provincial securities laws and any other applicable securities law;

(uuu)	“SubCo” means 2801318 Ontario Ltd., a corporation incorporated under the laws of the Province of Ontario;

(vvv)	“Subsidiary” means, when used to indicate a relationship with another body corporate,

(i)	a body corporate which is controlled by: (A) that other; or (B) that other and one or more bodies corporate, each of which is controlled by that other; or (C) two or more bodies corporate each of which is controlled by that other; or

(ii)	a subsidiary of a body corporate that is the other’s subsidiary;

(www)	“Support Agreements” means agreements among Black Lion, SubCo and each of the Principal Globally Local Shareholders in the form attached hereto as Schedule C pursuant to which the Principal Globally Local Shareholders agree to, among other things, execute the Globally Local Written Resolution in favour of the Amalgamation and to otherwise support the Amalgamation, as provided therein;

(xxx)	“Tax Act” means the Income Tax Act (Canada), RSC 1985 c1 (5th supp), as amended, including the regulations promulgated thereunder;

(yyy)	“TSXV” means the TSX Venture Exchange Inc.;

(zzz)	“U.S. Person” has the meaning as set forth in Regulation S under the U.S. Securities Act; and

(aaaa)	“U.S. Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

1.2                          The following Schedules are included and form part of this Agreement:

Schedule A – Articles of Amalco
Schedule B – Globally Local Special Resolution

Schedule C – Support Agreement

ARTICLE 2
INTERPRETATION

2.1                          The division of this Agreement into Articles, Sections, subsections and paragraphs and the insertion of headings are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

2.2                          Unless the contrary intention appears, references in this Agreement to an Article, Section, subsection, paragraph, clause, subclause or schedule by number or letter or both refer to the article, section, subsection, paragraph, clause, subclause or schedule, respectively, bearing that designation in this Agreement.

2.3                          In this Agreement, unless the contrary intention appears, words importing the singular include the plural and vice versa; words importing gender shall include all genders.

2.4                          In the event that the date on which any action is required to be taken hereunder by any of the parties is not a Business Day in the place where the action is required to be taken, such action shall be required to be taken on the next succeeding day which is a Business Day in such place.

2.5                          References in this Agreement to any statute or sections thereof shall include such statute as amended or substituted and any regulations promulgated thereunder from time to time in effect.

2.6                          Unless otherwise stated, all references in this Agreement to sums of money are expressed in lawful money of Canada.

2.7                          All representations, warranties, covenants and opinions in or contemplated by this Agreement as to the enforceability of any covenant, agreement or document are subject to enforceability being limited by applicable bankruptcy, insolvency, reorganization and other Applicable Laws affecting creditors rights generally, and the discretionary nature of certain remedies (including specific performance and injunctive relief).

2.8                          All references to the date of this Agreement, “the date hereof” or similar expressions or references shall mean the date hereof, except as is expressly provided herein.

2.9                          Where any representation or warranty contained in this Agreement is expressly qualified by reference to the knowledge of Globally Local or Black Lion, as applicable, it refers to the actual knowledge of the Chief Executive Officer in respect of Globally Local and the actual knowledge of the President and Chief Executive Officer in respect of Black Lion, in each case after reasonable inquiry and in each case in their capacity as officers of Globally Local or Black Lion and not in their personal capacity, as of the date of this Agreement and does not include the knowledge or awareness of any other individual or any constructive, implied or imputed knowledge.

ARTICLE 3
AMALGAMATiON OF Globally Local AND SUBCO

3.1                          General. Subject to the terms and conditions of this Agreement, each of the Parties hereto agrees to use its reasonable commercial efforts prior to the Effective Date to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or advisable to complete the transactions contemplated by this Agreement and the Amalgamation.

3.2	Steps to be taken by Globally Local.

(a)	Globally Local covenants in favour of Black Lion that Globally Local shall, as soon as reasonably practicable and in any event on or before April 30, 2021, pass the Globally Local Special Resolution (and for such other purposes as may be approved in writing by Black Lion).

(b)	Globally Local covenants in favour of Black Lion that Globally Local shall assist Black Lion in complying with TSXV Policy 2.4 so that the Amalgamation will be accepted as the “Qualifying Transaction” of Black Lion pursuant to such policy.

(c)	Subject to obtaining the approval of the Globally Local Shareholders to the Amalgamation, Globally Local agrees that it shall, with the co-operation and participation of Black Lion, use reasonable commercial efforts to file with the Director of the Articles of Amalgamation to be made effective at 12:01 (a.m.) Ontario time on the Effective Date, and obtain a Certificate of Amalgamation in that regard.

(d)	In the event that there is a failure to obtain, or if Black Lion reasonably anticipates that there will be a failure to obtain, a consent, order or other approval of a Governmental Entity required in connection with the approval of the Amalgamation, then Globally Local shall, upon the request of Black Lion, use its reasonable commercial efforts to assist Black Lion to successfully implement and complete any alternative transaction structure that does not have negative financial consequences for either party or its securityholders. In the event that the transaction structure is modified as a result of any event contemplated pursuant to this Section 3.2(d) or otherwise, the relevant provisions of this Agreement shall forthwith be deemed modified as necessary in order that it shall apply with full force and effect, mutatis mutandis, to reflect the revised transaction structure and the Parties hereto shall, upon the reasonable request of any party hereto, execute and deliver an agreement in writing giving effect to and evidencing such amendments as may be reasonably required as a result of such modifications.

3.3	Steps to be taken by Black Lion.

(a)	Black Lion covenants in favour of Globally Local that:

(i)	Black Lion shall comply with TSXV Policy 2.4 so that the Amalgamation will be accepted as the “Qualifying Transaction” of Black Lion pursuant to such policy; and

(ii)	Black Lion shall comply with TSXV policies so that on the Effective Date, the Black Lion Shares issuable in connection with the transactions contemplated herein are accepted for listing by the TSXV pursuant to such policies;

(b)	Black Lion agrees that, on the Effective Date and subject to the satisfaction or waiver of the conditions herein contained in favour of Black Lion, Black Lion shall provide to its transfer agent an irrevocable direction to issue the maximum number of Black Lion Shares issuable pursuant to the Amalgamation so as to permit the issuance of the Black Lion Shares to Globally Local Shareholders as contemplated herein;

(c)	Subject to the satisfaction or waiver of the conditions herein contained in favour of Black Lion, Black Lion agrees that it shall, with the co-operation and participation of Globally Local, use its commercially reasonable efforts to make such arrangements with the Director as may be necessary or desirable to permit:

(i)	the filing with the Director of the Articles of Amalgamation to be made effective at the Effective Time (and in any event, on or before April 30, 2021); and

(ii)	the obtaining of the Certificate of Amalgamation in that regard.

3.4                     Implementation. SubCo and Globally Local agree to complete the Amalgamation pursuant to Section 174 of the OBCA and to continue as one corporation as a Subsidiary of Black Lion upon the following terms and conditions:

(a)	the name of Amalco shall be “Globally Local Ltd.” or such other name as selected by the board of directors of Amalco;

(b)	the registered office of Amalco shall be located at the registered office of Globally Local immediately prior to the Effective Time;

(c)	the articles of Amalco shall be substantially in the form set forth in Schedule A;

(d)	the minimum number of directors of Amalco shall be one and the maximum number of directors of Amalco shall be seven;

(e)	the directors of Amalco shall be as follows:

Name of Director	Registered Address
James McInnes	505 Consortium Court, London ON, N6E 2S8.
Edward (Ted) Sehl	505 Consortium Court, London ON, N6E 2S8.
Dean Cebulski	505 Consortium Court, London ON, N6E 2S8.

and such persons shall hold office until the first annual or general meeting of the shareholders of Amalco or until their successors are duly appointed or elected. The subsequent directors shall be elected each year thereafter as provided for in the Articles of Amalco. The management and operation of the business and affairs of Amalco shall be under the control of the board of directors as it is constituted from time to time;

(f)	the fiscal year end of Amalco shall be September 30;

(g)	the auditors of Amalco shall be the auditors of Globally Local or such other auditors as selected by the board of directors of Black Lion (following completion of the Amalgamation); and

(h)	there shall be no restrictions on the business that Amalco may carry on.

3.5	Effect of Certificate of Amalgamation. On the Effective Date, subject to the OBCA:

(a)	the Amalgamation and the continuance of SubCo and Globally Local as one corporation under the terms and conditions prescribed in this Agreement shall be effective;

(b)	the property of each of SubCo and Globally Local shall continue to be the property of Amalco;

(c)	Amalco shall continue to be liable for the obligations of each of SubCo and Globally Local;

(d)	any existing cause of action, claim or liability to prosecution with respect to either or both or all of SubCo and Globally Local shall be unaffected;

(e)	any civil, criminal or administrative action or proceeding pending by or against any of SubCo and Globally Local may be continued to be prosecuted by or against Amalco;

(f)	any conviction against, or ruling, order or judgment in favour of or against, any of SubCo and Globally Local may be enforced by or against Amalco; and

(g)	the Notice of Articles contained in the Articles of Amalgamation shall be deemed to be the Notice of Articles of Amalco and the Certificate of Amalgamation shall be deemed to be the Certificate of Incorporation of Amalco.

3.6	General Effects of the Amalgamation. On the Effective Date:

(a)	subject to Subsection 3.6(d), Section 3.8 and Section 3.10, each Globally Local Shareholder shall receive that number of fully paid and non-assessable Black Lion Shares equal to the product determined by multiplying the number of Globally Local Shares held by such Globally Local Shareholder by the Exchange Ratio, following which all such Globally Local Shares shall be cancelled;

(b)	Black Lion shall receive one (1) fully paid and non-assessable Amalco common share for each one (1) SubCo common share held by Black Lion, following which all such SubCo common shares shall be cancelled;

(c)	each Agent’s Compensation Option shall be exchanged into one Resulting Issuer Compensation Option with each such Resulting Issuer Agent’s Compensation Option being exercisable into Resulting Issuer Shares on the same terms and conditions as the original outstanding Agent’s Compensation Options;

(d)	no fractional Black Lion Shares shall be issued to holders of Globally Local Shares; in lieu of any fractional entitlement, the number of Black Lion Shares issued to each former Globally Local Shareholder shall be rounded down to the next lesser whole number of Black Lion Shares and, in calculating such fractional interests, all Black Lion Shares registered in the name of or beneficially held by such Globally Local Shareholder or their nominee shall be aggregated;

(e)	Black Lion shall add an amount to the paid-up capital maintained in respect of the Black Lion Shares equal to the aggregate paid-up capital for income tax purposes of the Globally Local Shares immediately prior to the Effective Time; and

(f)	Amalco shall add an amount to the paid-up capital maintained in respect of the Amalco common shares such that the paid-up capital of the Amalco common shares shall be equal to the aggregate paid-up capital for income tax purposes of the SubCo common shares and Globally Local Shares immediately prior to the Effective Time.

3.7                    Articles of Amalgamation  and Filing. Subject to the provisions hereof, Black Lion and Globally Local will jointly file, with the Director, the Articles of Amalgamation  and such other documents as may be required by the OBCA to give effect to the Amalgamation as contemplated herein on or before April 30, 2021 or such later date as may be agreed to by the Parties.

3.8                      Share Certificates. On the Effective Date:

(a)	the register of transfers of Globally Local Shares shall be closed;

(b)	subject to Section 3.6, the Globally Local Shareholders shall cease to be holders of Globally Local Shares and shall be deemed to be the registered holders of the Black Lion Shares to which they are entitled, calculated in accordance with the provisions hereof;

(c)	certificates representing Black Lion Shares issuable to each Globally Local Shareholder pursuant to the Amalgamation will be issued on the Effective Date and mailed to the Globally Local Shareholders, as soon as practicable, but in any event no later than three (3) Business Days, following the Effective Date;

(d)	Black Lion, as the registered holder of SubCo common shares, shall cease to be the holder of SubCo common shares and shall be deemed to be the registered holder of the Amalco common shares in accordance with the provisions hereof and may surrender the certificates representing SubCo common shares and, upon such surrender, shall be entitled to receive a share certificate representing the number of Amalco common shares to which it is entitled to calculated in accordance with the provisions hereof; and

(e)	any share certificate formerly representing Globally Local Shares shall cease to represent a right or claim of any kind or nature whatsoever.

3.9                       Subject to the conditions in ARTICLE 4 and ARTICLE 5, Black Lion covenants that on the Effective Date it will issue the Black Lion Shares to Globally Local Shareholders as specified in this ARTICLE 3.

3.10                    Globally Local Subscription Receipts.

(a)	It is acknowledged and agreed that, assuming all applicable escrow release conditions are met or waived, each Globally Local Subscription Receipt will be automatically exercised into one Globally Local Share immediately prior to the Effective Date, without any further action on the part of the holder and for no additional consideration. Each Globally Local Share issued on the automatic exercise of the Globally Local Subscription Receipts will then be exchanged on the Effective Date for Black Lion Shares at the Exchange Ratio.

3.11                 Filing Statement. As promptly as practical following the execution of this Agreement, and in compliance with Applicable Laws (including Securities Laws) and the policies of the TSXV:

(a)	Black Lion and Globally Local shall cooperate in the preparation of the Filing Statement and the filing of such Filing Statement with the applicable regulatory authorities not later than seven Business Days prior to the Effective Date (unless abridged by the TSXV);

(b)	Globally Local and Black Lion each shall use all reasonable commercial efforts to expeditiously and in a timely manner furnish the information required by each Party to be included in the Filing Statement and each Party shall have had the reasonable opportunity to review and comment on the all such information. The information to be provided by each of Black Lion and Globally Local for use in the Filing Statement shall not contain any Misrepresentation;

(c)	if, at any time before the Effective Date, either Party becomes aware that the Filing Statement contains a Misrepresentation or otherwise requires an amendment or supplement, such Party shall notify the other Parties and the Parties shall co-operate in the preparation and filing of any amendment or supplement to the Filing Statement as required or as appropriate;

(d)	Globally Local shall indemnify and save harmless Black Lion and the directors, officers and agents of Globally Local from and against any and all liabilities, claims, demands, losses, costs, damages and expenses (excluding any loss of profits or consequential damages) to which Black Lion, or any director, officer or agent thereof, may be subject or which Black Lion, or any director, officer or agent thereof, may suffer or incur, whether under the provisions of any statute or otherwise, in any way caused by, or arising, directly or indirectly, from or in consequence of any Misrepresentation or alleged Misrepresentation in the Filing Statement (other than arising solely from any Misrepresentation or alleged Misrepresentation in the Black Lion Information, or the negligence of Black Lion);

(e)	Black Lion shall indemnify and save harmless Globally Local and the directors, officers and agents of Black Lion from and against any and all liabilities, claims, demands, losses, costs, damages and expenses (excluding any loss of profits or consequential damages) to which Globally Local, or any director, officer or agent thereof, may be subject or which Globally Local, or any director, officer or agent thereof, may suffer or incur, whether under the provisions of any statute or otherwise, in any way caused by, or arising, directly or indirectly, from or in consequence of any Misrepresentation or alleged Misrepresentation in the Filing Statement (other than arising solely from any Misrepresentation or alleged Misrepresentation in the Globally Local Information, or the negligence of Globally Local);

3.12                  Support Agreement. Each of the Principal Globally Local Shareholders shall have entered into the Support Agreement prior to or concurrently with the execution of this Agreement.

3.13                   Globally Local Warrants. The Parties agree, subject to all required regulatory approvals, that pursuant to the terms of the certificates (“Warrant Certificates”) governing the Globally Local Broker Warrants, holders of Globally Local Broker Warrants shall, following consummation of the Amalgamation, be entitled to receive, subject to the terms and conditions set forth in the Globally Local Broker Warrant Certificates, one (1) Black Lion Share (on a post-Consolidation basis) in lieu of each one (1) Globally Local Share that would otherwise be issued pursuant to the terms of the Warrant Certificates (or, if required, amend any outstanding Globally Local Warrants to give effect to this Section 3.13).

ARTICLE 4

CLOSING CONDITIONS OF Globally Local

4.1                    The obligation of Globally Local to complete the transactions contemplated herein is subject to the fulfilment by Black Lion and Subco, as applicable, of the following conditions precedent on or before the Effective Date or such other time as is specified below:

(a)	the representations and warranties made by each of Black Lion and SubCo in Section 8.1 shall be true in all Material respects as of the Effective Date as if made on and as of such date (except for representations and warranties which refer to another date, which shall be true as of that date), and Black Lion shall have provided to Globally Local a certificate of one officer of Black Lion certifying as to such matters on the Effective Date and Globally Local shall have no actual knowledge to the contrary;

(b)	each of Black Lion and SubCo shall have complied in all Material respects with their respective covenants in this Agreement and Black Lion shall have provided to Globally Local a certificate of an officer of Black Lion certifying as to such compliance as of the Effective Date and Globally Local shall have no actual knowledge to the contrary;

(c)	before giving effect to the transactions contemplated herein, there shall have been no Material Adverse Change in respect of Black Lion and SubCo since the date hereof;

(d)	Black Lion shall have furnished Globally Local with:

(i)	certified copies of the resolutions duly passed by the board of directors of Black Lion and SubCo, as applicable, approving this Agreement and the consummation of the transactions contemplated herein (including the Consolidation and the Name Change);

(ii)	certified copies of the resolutions duly passed by the board of directors of Black Lion conditionally allotting the aggregate number of Black Lion Shares that may be required to be issued in accordance with the terms of this Agreement upon the Amalgamation taking effect;

(iii)	certified copy of a resolution passed by the sole shareholder of SubCo approving the Amalgamation in accordance with the terms hereof; and

(iv)	certified copies of the special resolutions of the Black Lion Shareholders authorizing the Consolidation and the Name Change and any other ancillary matters;

(e)	the Black Lion Shares to be delivered pursuant to the Amalgamation shall have been approved for issuance and Black Lion shall deliver such securities, to the Globally Local Shareholders who are entitled to receive such consideration in accordance with Section 3.8 upon completion of the Amalgamation;

(f)	each director and officer of Black Lion, other than William MacDonald, shall have provided their written resignation as a director and/or officer, as applicable, effective on or before the Effective Date, together with a release (satisfactory to Globally Local, acting reasonably) in favour of Globally Local;

(g)	James McInnes (Chairman), Vasiliki McInnes, Edward (Ted) Sehl, Dean Cebulski, and William MacDonald shall have been appointed as directors of Black Lion as provided for in the Filing Statement;

(h)	Black Lion shall have working capital of not less than $650,000 at the Effective Time less the costs reasonably incurred by Black Lion with respect to the Amalgamation and other general and administrative costs, which costs shall not exceed $5,000 without the consent of Globally Local;

(i)	there shall be no action taken under any Applicable Law, that will, in the sole judgement of Globally Local, acting reasonably, impose any Material limitations on the ability of the Parties to complete the Amalgamation and the transactions contemplated by this Agreement or would result in a Material Adverse Effect on Black Lion;

(j)	the Black Lion Shares to be delivered pursuant to the Amalgamation shall be issued as fully paid and non-assessable common shares in the capital of Black Lion, free and clear of any and all Encumbrances, except those pursuant to any relevant TSXV policies or applicable Securities Laws;

(k)	the Consolidation shall have been completed;

(l)	the Name Change shall have been completed; and

(m)	each of Black Lion and Subco shall have furnished such other customary closing documents as may be requested by Globally Local, acting reasonably.

The foregoing conditions precedent are for the benefit of Globally Local and may be waived, in whole or in part, by Globally Local in writing at any time. If any of the said conditions precedent shall not be complied with or waived by Globally Local on or before the date required for the performance thereof, Globally Local may, in addition to the other remedies it may have at law or equity, rescind and terminate this Agreement by written notice from Globally Local to Black Lion pursuant to ARTICLE 11. The conditions set out in this ARTICLE 4 are conclusively deemed to have been satisfied, waived or released when, with the agreement of the Parties, the Articles are filed under the OBCA to give effect to the Amalgamation.

ARTICLE 5
CLOSING CONDITIONS OF Black Lion

5.1                    The obligation of Black Lion to complete the transactions contemplated herein is subject to fulfilment by Globally Local of the following conditions precedent on or before the Effective Date or such other time as is specified below:

(a)	the representations and warranties made by Globally Local in Section 7.1 shall be true in all Material respects as of the Effective Date as if made on and as of such date (except for representations and warranties which refer to another date, which shall be true as of that date) and Globally Local shall have provided to Black Lion a certificate of one officer of Globally Local certifying as to such matters on the Effective Date and Black Lion shall have no actual knowledge to the contrary;

(b)	Globally Local shall have complied in all Material respects with its covenants in this Agreement and Globally Local shall have provided to Black Lion a certificate of an officer certifying as to such compliance as of the Effective Date and Black Lion shall have no actual knowledge to the contrary;

(c)	before giving effect to the transactions contemplated by this Agreement, there shall have been no Material Adverse Change in respect of Globally Local or the Business since the date hereof;

(d)	Globally Local shall have furnished Black Lion with:

(i)	certified copies of the resolutions duly passed by the board of directors of Globally Local approving this Agreement and the consummation of the transactions contemplated hereby and directing the submission of the Amalgamation for approval by Globally Local Shareholders and recommending that Globally Local Shareholders vote in favour of the Amalgamation; and

(ii)	certified copies of the Globally Local Special Resolution, duly passed by 100% of the Globally Local Shareholders;

(e)	there shall be no action taken under any Applicable Law that will, in the sole judgement of Black Lion, acting reasonably, impose any Material limitations on the ability of the Parties to complete the Amalgamation and the transactions contemplated by this Agreement or would result in a Material Adverse Effect on Globally Local or the Business;

(f)	Black Lion shall be satisfied, acting reasonably, that the Black Lion Shares issuable to Globally Local Shareholders that are U.S. persons shall be issuable in accordance with Applicable Laws and in accordance with transactions that do not require registration under the U.S. Securities Act or applicable state Securities Laws; and

(g)	Globally Local shall have furnished such other customary closing documents as may be requested by Black Lion, acting reasonably.

The foregoing conditions precedent are for the benefit of Black Lion and may be waived, in whole or in part, by Black Lion in writing at any time. If any of the said conditions precedent shall not be complied with or waived by Black Lion on or before the date required for the performance thereof, Black Lion may, in addition to the other remedies it may have at law or equity, rescind and terminate this Agreement by written notice to Globally Local, pursuant to ARTICLE 11. The conditions set out in this ARTICLE 5 are conclusively deemed to have been satisfied, waived or released when, with the agreement of the Parties, the Articles are filed under the OBCA to give effect to the Amalgamation.

ARTICLE 6
MUTUAL CLOSING CONDITIONS

6.1                     The obligations of Black Lion, Globally Local and SubCo to complete the transactions contemplated herein are subject to fulfilment by Black Lion, Globally Local and Subco, as applicable, of the following conditions precedent on or before the Effective Date or such other time as is specified below:

(a)	the Filing Statement shall have been approved by the TSXV;

(b)	the Globally Local Special Resolution approving the Amalgamation shall have been passed by Globally Local Shareholders on or before April 30, 2021, in form and substance satisfactory to each of Black Lion and Globally Local, acting reasonably;

(c)	the Articles of Amalgamation filed with the Director shall be in form and substance satisfactory to each of Black Lion and Globally Local, acting reasonably;

(d)	the Amalgamation shall have been conditionally approved by the TSXV and the TSXV shall have conditionally approved for listing all of the Black Lion Shares issuable to Globally Local Securityholders pursuant to the Amalgamation and the Globally Local Private Placement on or before April 30, 2021;

(e)	the Effective Date shall have occurred on or prior to April 30, 2021;

(f)	there shall be no action taken under any existing Applicable Law that:

(i)	makes illegal or otherwise directly or indirectly restrains, enjoins or prohibits the Amalgamation or any other transactions contemplated herein; or

(ii)	results in a judgment or assessment of material damages directly or indirectly relating to the transactions contemplated herein; and

(g)	Globally Local, SubCo and Black Lion shall have obtained all consents, waivers, approvals and authorizations (including, without limitation, all stock exchange, securities commission and other regulatory approvals) required or necessary in connection with the transactions contemplated herein on terms and conditions reasonably satisfactory to Globally Local and Black Lion.

The foregoing conditions are for the mutual benefit of Black Lion, Globally Local and SubCo and may be waived, in whole or in part, by Black Lion, Globally Local and SubCo together, at any time. If any of the said conditions precedent shall not be complied with or waived as aforesaid on or before the date required for the performance thereof, Black Lion, Globally Local and SubCo may, in addition to the other remedies it may have at law or in equity, rescind and terminate this Agreement by written notice to the Other Party, pursuant to ARTICLE 11. The conditions set out in this ARTICLE 6 are conclusively deemed to have been satisfied, waived or released when, with the agreement of the Parties, the Articles are filed under the OBCA to give effect to the Amalgamation.

ARTICLE 7
REPRESENTATIONS AND WARRANTIES OF Globally Local

7.1                       Globally Local represents and warrants to Black Lion and SubCo that:

(a)	Globally Local is a corporation duly organized and validly existing under the laws of the jurisdiction in which it was incorporated, has all requisite corporate power and authority and is duly qualified and holds all necessary material permits, licences and authorizations necessary or required to carry on its business as now conducted and to own, lease or operate its properties and assets and no steps or proceedings have been taken by any person, voluntary or otherwise, requiring or authorizing its dissolution or winding up, and Globally Local has all requisite power and authority to enter into each of this Agreement, and to carry out its obligations hereunder and thereunder;

(b)	Globally Local does not beneficially own or exercise control or direction over 10% or more of the outstanding voting shares of any company other than the Subsidiaries, each of which is wholly-owned by Globally Local, and all of the issued and outstanding shares of the Subsidiaries are issued as fully paid and non-assessable shares, free and clear of all Encumbrances (other than Permitted Encumbrances) and no person, firm or corporation has any agreement, option, right or privilege (whether present or future, contingent or absolute, pre-emptive or contractual) capable of becoming an agreement, for the purchase from Globally Local or the Subsidiaries of any interest in any of the shares of the Subsidiaries or for the issue or allotment of any unissued shares in the capital of the Subsidiaries or any other security convertible into or exchangeable for any such shares of the Subsidiaries;

(c)	each Globally Local Subsidiary is a corporation duly organized and validly existing under the laws of the jurisdiction in which it was incorporated, has all requisite corporate power and authority and is duly qualified and holds all necessary permits, licences and authorizations necessary or required to carry on its business as now conducted and to own, lease or operate its properties and assets and no steps or proceedings have been taken by any person, voluntary or otherwise, requiring or authorizing its dissolution or winding up;

(d)	neither Globally Local nor any of the Globally Local Subsidiaries is (A) in default or in breach of the constating documents or resolutions of its directors or shareholders or (B) in default of any material obligations under any mortgage, note, indenture, contract, agreement, joint venture, partnership, instrument, lease or other document to which Globally Local or any Globally Local Subsidiary is a party or by which Globally Local or any Globally Local Subsidiary is bound;

(e)	neither Globally Local nor any of the Globally Local Subsidiaries has approved, is contemplating, or has entered into any agreement in respect of, and neither Globally Local nor any Globally Local Subsidiary has any knowledge of: (A) the purchase of any property material to Globally Local or the Globally Local Subsidiary or assets or any interest therein or the sale, transfer or other disposition of any property of Globally Local or the Globally Local Subsidiary or assets or any interest therein currently owned, directly or indirectly, by Globally Local or the Globally Local Subsidiary whether by asset sale, transfer or sale of shares or otherwise; or (B) the change of control (by sale or transfer of shares or sale of all or substantially all of the property and assets of Globally Local or the Globally Local Subsidiary) of Globally Local or any Globally Local Subsidiary;

(f)	the Globally Local Financial Statements have been prepared in accordance with IFRS and consistently applied throughout the period referred to therein, contain no misrepresentation and present fully, fairly and correctly, in all material respects, the financial condition of Globally Local as at the dates thereof and the results of the operations and the changes in the financial position of Globally Local for the periods then ended and contain and reflect adequate provisions or allowance for all reasonably anticipated liabilities, expenses and losses of Globally Local and there has been no change in accounting policies or practices of Globally Local since September 30, 2020, other than as required by IFRS or as disclosed in the Financial Statements;

(g)	all taxes (including income tax, capital tax, payroll taxes, employer health tax, workers’ compensation payments, property taxes, custom and land transfer taxes), duties, royalties, levies, imposts, assessments, deductions, charges or withholdings and all liabilities with respect thereto including any penalty and interest payable with respect thereto (collectively, “Taxes”) due and payable by Globally Local and each of the Globally Local Subsidiaries have been paid, except where the failure to pay such Taxes would not adversely affect Globally Local or the Globally Local Subsidiaries in any material respect. Globally Local and each of the Globally Local Subsidiaries have each deducted or withheld and remitted all Taxes to applicable governmental authorities as required. All tax returns, declarations, remittances and filings required to be filed by each of Globally Local and the Globally Local Subsidiaries will be filed prior to the Effective Date, with all appropriate governmental authorities and all such returns, declarations, remittances and filings when filed will be complete and accurate and no material fact or facts will have been omitted therefrom which would make any of them misleading. The provisions for Taxes shown on the Financial Statements are sufficient for the payment of all accrued and unpaid Taxes for all periods up to the end of the most recent financial period addressed in the Financial Statements. To the best of Globally Local’s knowledge, no examination of any tax return of Globally Local or the Subsidiaries is currently in progress and there are no issues or disputes outstanding with any Governmental Entity respecting any Taxes that have been paid, or may be payable, by Globally Local or the Subsidiaries, in each case, except where the failure to pay such Taxes would not adversely affect Globally Local or the Globally Local Subsidiaries in any material respect;

(h)	no person is entitled to any pre-emptive or any similar rights to subscribe for any Globally Local Shares or other securities of Globally Local and there are no outstanding rights, warrants or options to acquire, or instruments convertible into or exchangeable for, any shares in the capital of Globally Local or the Globally Local Subsidiaries;

(i)	to the knowledge of Globally Local, no legal or governmental proceedings or inquiries are pending to which Globally Local or any Globally Local Subsidiary is a party or to which their respective properties are subject that would result in the revocation or modification of any Globally Local Material Contract or any Material order, certificate, right, authority, permit or license necessary to conduct the business now owned or operated by Globally Local or the Globally Local Subsidiaries and no such legal or governmental proceedings or inquiries have been threatened against or are contemplated with respect to Globally Local or the Globally Local Subsidiaries or with respect to their respective properties;

(j)	Globally Local and/or one of the Globally Local Subsidiaries, as applicable, owns or has the right to use under license, sub-license or otherwise all Intellectual Property used by Globally Local or the Globally Local Subsidiaries in their respective businesses;

(k)	Globally Local owns or has the right to full use of all Globally Local Assets owned or used in the Business free and clear of any Encumbrances other than Permitted Encumbrances;

(l)	the authorized capital of Globally Local consists only of an unlimited number of Globally Local Shares, as at the close of business on the Business Day immediately preceding the date hereof, 64,000,000 Globally Local Shares were issued and outstanding as fully paid and non-assessable shares in the capital of Globally Local. There is sufficient authorized capital for the issuance of all Globally Local Shares issuable on conversion of all Securities contemplated hereby and all outstanding convertible securities of Globally Local;

(m)	neither Globally Local nor any Globally Local Subsidiary has made any loans to or guaranteed the obligations of any person;

(n)	with respect to each premises of Globally Local and the Globally Local Subsidiaries which is material to each of Globally Local and the Globally Local Subsidiaries and which each of Globally Local or any Globally Local Subsidiary occupies as tenant (each, a “Leased Premise”), each of Globally Local and the Globally Local Subsidiaries occupies its respective Leased Premises and has the exclusive right to occupy and use such Leased Premises and each of the leases pursuant to which Globally Local or any Globally Local Subsidiary occupies its respective Leased Premises is in good standing and in full force and effect;

(o)	each of Globally Local and each of the Globally Local Subsidiaries is in compliance in all material respects with all Applicable Laws respecting employment and employment practices, terms and conditions of employment, pay equity and wages and neither Globally Local nor any Globally Local Subsidiary has or is engaged in any unfair labour practice;

(p)	except as disclosed in the Financial Statements, none of the directors, officers or employees of Globally Local or any Globally Local Subsidiary or any associate or affiliate of any of the foregoing had or has any interest, direct or indirect, in any transaction or any proposed transaction with Globally Local or any Globally Local Subsidiary;

(q)	there have not been and there are not currently any material disagreements with any employee or employees of Globally Local or any Globally Local Subsidiary which are adversely affecting or could adversely affect the business of Globally Local or any Globally Local Subsidiary;

(r)	the minute books and records of each of Globally Local and the Globally Local Subsidiaries made available to Black Lion Counsel in connection with its due diligence investigation of Globally Local and the Globally Local Subsidiaries for the periods from each of Globally Local’s and each Globally Local Subsidiary’s date of incorporation to the date hereof are all of the minute books and records of Globally Local and the Subsidiaries, respectively, and contain copies of all material proceedings (or certified copies thereof or drafts thereof pending approval) of the shareholders, the directors and all committees of directors of Globally Local and the Globally Local Subsidiaries to the date of review of such corporate records and minute books and there have been no other material meetings, resolutions or proceedings of the shareholders, directors or any committees of the directors of Globally Local or the Globally Local Subsidiaries to the date hereof not reflected in such minute books and other records, other than those which have been disclosed in writing to Black Lion;

(s)	in connection with the ownership, use, maintenance or operation of their properties and assets, including the Leased Premises, neither Globally Local nor any Globally Local Subsidiary has been in violation of any Applicable Laws relating to environmental, health or safety matters (collectively the “Environmental Laws”);

(t)	without limiting the generality of subsection (s) immediately above, Globally Local does not have any knowledge of, and has not received any notice of, any material claim, judicial or administrative proceeding, pending or threatened against, or which may affect Globally Local or any Globally Local Subsidiary or any of the property, assets or operations thereof, relating to, or alleging any violation of any Environmental Laws; to Globally Local’s knowledge, there are no facts which could give rise to any such claim or judicial or administrative proceeding; to the best of Globally Local’s knowledge, neither Globally Local nor any Globally Local Subsidiary nor any of the property, assets or operations thereof is the subject of any investigation, evaluation, audit or review by any Governmental Entity to determine whether any material violation of any Environmental Laws has occurred or is occurring or whether any material remedial action is needed in connection with a release of any contaminant into the environment;

(u)	there are no orders, rulings or directives issued, pending or, to the best of Globally Local’s knowledge, threatened against Globally Local or any Globally Local Subsidiary under or pursuant to any Environmental Laws requiring any work, repairs, construction or capital expenditures with respect to the property or assets of Globally Local or any Globally Local Subsidiary (including the Leased Premises);

(v)	Globally Local and the Globally Local Subsidiaries are the sole legal and beneficial owners of, have good and marketable title to, and own all right, title and interest in and to all Globally Local IP free and clear of all Encumbrances (other than Permitted Encumbrances), and Globally Local has no knowledge of any claim of adverse ownership in respect thereof. No consent of any person is necessary to make, use, reproduce, license, sell, modify, update, enhance or otherwise exploit any Globally Local IP and none of Globally Local IP comprises an improvement to Licensed IP that would give any person any rights to Globally Local IP, including, without limitation, rights to license Globally Local IP. Each of Globally Local and the Globally Local Subsidiaries has a valid and enforceable right to the Licensed IP used or held for use in the business of each of Globally Local and the Globally Local Subsidiaries;

(w)	neither Globally Local nor any Globally Local Subsidiary has received any notice or claim (whether written, oral or otherwise) challenging either Globally Local’s or any of the Globally Local Subsidiaries’ ownership or right to use any of Globally Local IP or suggesting that any other person has any claim of legal or beneficial ownership or other claim or interest with respect thereto, nor, to the knowledge of Globally Local, is there a reasonable basis for any claim that any person other than Globally Local or the Subsidiaries has any claim of legal or beneficial ownership or other claim or interest in any of Globally Local IP;

(x)	all applications for registration of any Registered Globally Local IP are in good standing, are recorded in the name of Globally Local or the Subsidiaries and have been filed in a timely manner in the appropriate offices to preserve the rights thereto and, in the case of a provisional application, Globally Local confirms that all right, title and interest in and to the invention(s) disclosed in such application(s) have been or as of the Closing Date or Additional Closing Dates will be assigned in writing (without any express right to revoke such assignment) to Globally Local or the Subsidiaries. To the knowledge of Globally Local, there has been no public disclosure, sale or offer for sale of any Globally Local IP anywhere in the world that may prevent the valid issue of all available Intellectual Property rights in such Globally Local IP. All prior art or other information has been disclosed to the appropriate offices as required in accordance with Applicable IP Laws in the jurisdictions where the applications are pending;

(y)	to the knowledge of Globally Local, the conduct of the business of Globally Local and each of the Globally Local Subsidiaries (including, without limitation, the use or other exploitation of Globally Local IP by each of Globally Local and the Globally Local Subsidiaries or other licensees) has not infringed, violated or misappropriated any Intellectual Property right of any person;

(z)	neither Globally Local nor any Globally Local Subsidiary is a party to any action or proceeding, nor, to the knowledge of Globally Local, is or has any action or proceeding been threatened that alleges that any current or proposed conduct of the business of each of Globally Local and the Subsidiaries (including, without limitation, the use or other exploitation of any Globally Local IP by Globally Local or the Subsidiaries or any customers, distributors or other licensees) has or will infringe, violate or misappropriate any Intellectual Property right of any person;

(aa)	to the knowledge of Globally Local, no person has interfered with, infringed upon, misappropriated, illegally exported, or violated any of Globally Local’s or the Subsidiaries’ rights in Globally Local IP;

(bb)	to the extent that any of Globally Local IP is licensed or disclosed to any person or any person has access to such Globally Local IP (including, without limitation, any employee, officer, shareholder or consultant of Globally Local or the Globally Local Subsidiary), each of Globally Local and the Globally Local Subsidiary has entered into a valid and enforceable agreement which contains standard terms and conditions with respect to the prohibited use and disclosure of such Globally Local IP. Where such agreements have not expired or have not been terminated, in each case in accordance with their respective terms, all such agreements are in full force and effect, and neither Globally Local nor the Globally Local Subsidiary nor, to the knowledge of Globally Local, any other person is in default of its obligations thereunder;

(cc)	each of Globally Local and the Subsidiaries has taken all actions that are contractually obligated to be taken and all actions that are customary and reasonable to protect the confidentiality of Globally Local IP;

(dd)	to the knowledge of Globally Local, it is not, and will not be, necessary for Globally Local or the Subsidiaries to utilize any Intellectual Property owned by or in possession of any of their employees (or people Globally Local or the Globally Local Subsidiary currently intends to hire) made prior to their employment with Globally Local or the Subsidiaries in a manner that is in violation of the rights of such employee or any of his or her prior employers;

(ee)	neither Globally Local nor any Globally Local Subsidiary has received any advice or any opinion that any of Globally Local IP is invalid or unregistrable or unenforceable, in whole or in part;

(ff)	neither Globally Local nor any Globally Local Subsidiary has received any grant relating to research and development which is subject to repayment in whole or in part or to conversion to debt upon sale of any securities of Globally Local or any Globally Local Subsidiary or which may affect the right of ownership of Globally Local or any Globally Local Subsidiary in Globally Local IP;

(gg)	each of Globally Local and the Subsidiaries has and enforces a policy requiring each employee and consultant to execute a non-disclosure agreement substantially in the forms provided to Black Lion and Black Lion Counsel, and all current employees and consultants of each of Globally Local and the Subsidiaries have executed such agreement and, to the knowledge of Globally Local, all past employees and consultants of each of Globally Local and the Subsidiaries have executed such agreement;

(hh)	all of the present and past employees of Globally Local and the Globally Local Subsidiaries, and all of the present and past consultants, contractors and agents of Globally Local and the Globally Local Subsidiaries performing services relating to the development or modification of Globally Local IP, have entered into a written agreement assigning to Globally Local and the Globally Local Subsidiaries, as applicable, all right, title and interest in and to all such Intellectual Property;

(ii)	any and all fees or payments required to keep Globally Local IP and the Licensed IP in force or in effect have been paid;

(jj)	to the knowledge of Globally Local, there is no claim of infringement or breach by Globally Local or any Globally Local Subsidiary of any industrial or Intellectual Property rights of any other person, nor has Globally Local or any Globally Local Subsidiary received any notice or threat from any such third party, nor does Globally Local have knowledge that the use of the business names, trademarks, service marks and other industrial or Intellectual Property of Globally Local or any Globally Local Subsidiary infringes upon or breaches any industrial or Intellectual Property rights of any other person;

(kk)	there are no Intellectual Property disputes, settlement negotiations, settlement agreements or communications relating to the foregoing between Globally Local or the Globally Local Subsidiary and any other persons relating to or potentially relating to the business of Globally Local or the Subsidiaries, which have not been resolved;

(ll)	each of Globally Local and the Globally Local Subsidiary has conducted and is conducting its business in compliance in all material respects with all Applicable IP Laws of each jurisdiction in which it carries on business and has not received a notice of non-compliance, nor knows of, nor has reasonable grounds to know of, any facts that could give rise to a notice of non-compliance with any such laws;

(mm)	Globally Local does not have knowledge of any reason as a result of which it or any Globally Local Subsidiary is not entitled to make use of and commercially exploit Globally Local IP. With respect to each license or agreement by which Globally Local or any Globally Local Subsidiary has obtained the rights to exploit, in any way, the Licensed IP rights of any other person or by which Globally Local or any Globally Local Subsidiary has granted to any third party the right to so exploit such Licensed IP;

(nn)	such license or agreement is in full force and effect and is legal, valid, binding and enforceable in accordance with its terms, except to the extent that enforceability may be limited by: (A) applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally; or (B) laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, and represents the entire agreement between the parties thereto with respect to the subject matter thereof, and no event of default has occurred and is continuing under any such license or agreement;

(oo)	(A) neither Globally Local nor any Globally Local Subsidiary has received any notice of termination or cancellation under such license or agreement, and no party thereto has any right of termination or cancellation thereunder except in accordance with its terms; (B) neither Globally Local nor any Globally Local Subsidiary has received any notice of a breach or default under such license or agreement which breach or default has not been cured; and (C) neither Globally Local nor the Globally Local Subsidiary has granted to any other person any rights contrary to, or in conflict with, the terms and conditions of such license or agreement; and

(pp)	Globally Local does not have knowledge of any other party to such license or agreement that is in breach or default thereof, and does not have knowledge of any event that has occurred that, with notice or lapse of time would constitute such a breach or default or permit termination, modification or acceleration under such license or agreement;

(qq)	no litigation, legal or governmental proceedings or inquiries are pending to which Globally Local or any Globally Local Subsidiary is a party or to which their respective properties are subject that would result in the revocation or modification of any material certificate, authority, permit or license necessary to conduct the business now owned or operated by Globally Local or any Globally Local Subsidiary and no such litigation, legal or governmental proceedings or inquiries have been threatened against or, to Globally Local’s knowledge, are contemplated with respect to Globally Local or the Subsidiaries or with respect to their respective businesses, assets and/or properties;

(rr)	Globally Local is not a reporting issuer under applicable Securities Laws in any jurisdiction and has not made any filing or application to become a reporting issuer;

(ss)	Globally Local maintains a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences;

(tt)	Globally Local has not declared or paid any dividends or declared or made any other payments or distributions on or in respect of any of the Globally Local Shares and has not, directly or indirectly, redeemed, purchased or otherwise acquired any of the Globally Local Shares or agreed to do so or otherwise effected any return of capital with respect to such shares;

(uu)	to the best of Globally Local’s knowledge it is not aware of any legislation, or proposed legislation (published by a legislative body), which it anticipates will have a Material Adverse Effect on the business, affairs, operations, assets, liabilities (contingent or otherwise) or prospects of Globally Local or the Subsidiaries;

(vv)	neither Globally Local nor any Globally Local Subsidiary has, and to the knowledge of Globally Local, no director, officer, agent, employee or other person associated with or acting on behalf of Globally Local or any Globally Local Subsidiary has: (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the Corruption of Foreign Officials Act (Canada) or similar legislation; or (iv) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment;

(ww)	the operations of each of Globally Local and the Subsidiaries are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of money laundering statutes, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any government or governmental agency (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving Globally Local or the Subsidiaries with respect to the Money Laundering Laws is pending, or to the best of Globally Local's knowledge threatened;

(xx)	neither Globally Local nor any Globally Local Subsidiary has, directly or indirectly: (i) made or authorized any contribution, payment or gift of funds or property to any official, employee or agent of any governmental agency, authority or instrumentality of any jurisdiction; or (ii) made any contribution to any candidate for public office, in either case where either the payment or the purpose of such contribution, payment or gift was, is or would be prohibited under the Canada Corruption of Foreign Public Officials Act (Canada) or the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) or the rules and regulations promulgated thereunder or under any other legislation of any relevant jurisdiction covering a similar subject matter applicable to Globally Local or the Subsidiaries and their respective operations, and will not use any portion of the gross proceeds, in contravention of such legislation; and

(yy)	Globally Local has made available true and complete copies of all contracts that are Material (each, a “Globally Local Material Contract”) to Globally Local and to which it is a party. Each Globally Local Material Contract is a valid and binding obligation of Globally Local enforceable by or against in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other Applicable Laws relating to or affecting creditors’ rights generally and to general principles of equity. Globally Local has not terminated, cancelled, renewed or modified in any Material respect, any terms or conditions of any Globally Local Material Contracts and no proposal or discussions with third parties for such termination, cancellation, modification, amendment or waiver is ongoing. Such agreements do not contain any “change of control” provision, which would be triggered or affected by the transactions contemplated hereby. Globally Local is not in Material default under any Globally Local Material Contract and to the knowledge of Globally Local there exists no default or event of default or event, occurrence, condition or act, which with the giving of notice, lapse of time or the happening of any other event or condition, would become a Material default or event of default by Globally Local under any such material contract, subject to obtaining any required consents to the “change of control” of Globally Local arising pursuant to the Amalgamation.

7.2                     The representations and warranties of Globally Local contained herein shall survive the execution and delivery of this Agreement and shall terminate on the earlier of the termination of this Agreement in accordance with its terms and the Effective Date.

ARTICLE 8
REPRESENTATIONS AND WARRANTIES OF the BLACK LION parties

8.1                    The Black Lion Parties jointly and severally represent and warrant to and in favour of Globally Local as follows and acknowledge that Globally Local is relying upon such representations and warranties in connection with the matters contemplated by this Agreement:

(a)	each Black Lion Party is duly incorporated, amalgamated or formed, is validly subsisting under the laws of its jurisdiction of incorporation, amalgamation or formation and has the requisite corporate power and capacity to carry on its business as it is now being conducted. Each Black Lion Party is duly registered to do business and is in good standing in each jurisdiction in which the character of its properties, owned or leased, or the nature of its activities make such registration necessary;

(b)	each Black Lion Party has the requisite corporate power and authority to enter into this Agreement and to carry out its obligations hereunder; the execution and delivery of this Agreement by each Black Lion Party and the consummation by such Black Lion Party of the transactions contemplated hereby have been duly authorized by the boards of director of such Black Lion Party and no other corporate proceedings on the part of such Black Lion Party are or will be necessary to authorize this Agreement and the transactions contemplated hereby; this Agreement has been duly executed and delivered by each Black Lion Party and constitutes the legal, valid and binding obligation thereof enforceable against each such party in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws relating to or affecting creditors' rights generally and to general principles of equity;

(c)	neither the execution and delivery of this Agreement by the Black Lion Parties or the issuance of the Black Lion securities pursuant to the Amalgamation, the consummation by the Black Lion Parties of the transactions contemplated hereby nor compliance by the Black Lion Parties with any of the provisions hereof will: (i) violate, conflict with, or result in breach of any provision of, require any consent, approval or notice under, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) or result in a right of termination or acceleration under, or result in a creation of any Encumbrance upon any of the properties or assets of the applicable Black Lion Party under, any of the terms, conditions or provisions of (x) the articles or by-laws or other constating documents of the applicable Black Lion Party, (y) any note, bond, mortgage, indenture, loan agreement, deed of trust, agreement, lien, contract or other instrument or obligation to which an Black Lion Party is a party or to which its properties or assets, may be subject or by which such Black Lion Party is bound, or (z) any Applicable Law; or (ii) subject to compliance with applicable Laws, violate any judgment, ruling, order, writ, injunction, determination, award, decree, ordinance, rule or regulation applicable to the Black Lion Parties; or (iii) cause a suspension or revocation of any authorization for the consent, approval or license currently in effect;

(d)	no consent, approval, order or authorization of, or registration, declaration or filing with, any third party or Governmental Entity is required by or with respect to the Black Lion Parties in connection with the execution and delivery of this Agreement by the Black Lion Parties, the performance of their obligations hereunder or the consummation by the Black Lion Parties of the transactions contemplated hereby other than: (i) the approval of the Amalgamation as Black Lion’s Qualifying Transaction by the TSXV and the listing of the Black Lion Shares issuable in connection with the Amalgamation on the TSXV; (ii) the filing of Articles of Amendment to effect the Name Change and the Consolidation; (iii) the filing of the Articles of Amalgamation under the OBCA and the issuance of a certificate in respect thereof; (iv) such registrations and other actions required under applicable Securities Laws as are contemplated by this Agreement and registrations and applications required as a result of the formation of a new corporation on the Amalgamation; and (v) any filings with the Director under the OBCA;

(e)	each Black Lion Party has conducted and is conducting its business in compliance in all material respects with all Applicable Laws of each jurisdiction in which it carries on business and has not received a notice of non-compliance, nor knows of, nor has reasonable grounds to know of, any facts that could give rise to a notice of non-compliance with any such laws;

(f)	Black Lion has authorized share capital of an unlimited number of Black Lion Shares and as at the Agreement Date, Black Lion had issued and outstanding: (i) 11,653,294 pre-Consolidation Black Lion Shares; (ii) 1,026,500 pre-Consolidation Black Lion Shares issuable pursuant to Black Lion Options and, except as aforesaid, there are no outstanding shares of Black Lion or options, warrants or other rights, agreements or commitments of any character whatsoever requiring the issuance, sale or transfer by Black Lion of any shares of Black Lion (including Black Lion Shares) or any securities convertible into, or exchangeable or exercisable for, or otherwise evidencing a right to acquire, any shares of Black Lion, nor are there any outstanding stock appreciation rights, phantom equity or similar rights, agreements, arrangements or commitments based upon the book value, income or other attributes of Black Lion; and all outstanding Black Lion Shares have been duly authorized and are validly issued, as fully paid and non-assessable and are not subject to, nor were they issued in violation of, any pre-emptive rights;

(g)	Black Lion has made all filings required under Applicable Laws (including applicable Securities Laws) with the applicable regulatory authorities (including the applicable Securities Authorities, all such filings have been made in a timely manner, and all such filings and information and statements contained therein and any other information or statements disseminated to the public by Black Lion or otherwise forming part of the Public Record, were true, correct and complete in all material respects and did not contain any Misrepresentation, as at the date of such information or statements, and Black Lion has not filed any confidential material change reports which continue to be confidential;

(h)	Black Lion does not have any subsidiaries other than SubCo and does not beneficially own or exercise control or direction over any voting shares of any company other than SubCo. SubCo was created solely for the purposes of the effecting the Amalgamation, is not a party to any contract and has nominal assets and no liabilities;

(i)	SubCo is authorized to issue an unlimited number of common shares, of which one (1) common share is issued and outstanding on the date hereof and, except as aforesaid, there are no outstanding shares of SubCo or options, warrants or other rights, agreements or commitments of any character whatsoever requiring the issuance, sale or transfer by SubCo of any shares of SubCo or any securities convertible into, or exchangeable or exercisable for, or otherwise evidencing a right to acquire, any shares of SubCo, nor are there any outstanding stock appreciation rights, phantom equity or similar rights, agreements, arrangements or commitments based upon the book value, income or other attributes of SubCo; and all outstanding common shares of SubCo have been duly authorized and are validly issued, as fully paid and non-assessable and are not subject to, nor were they issued in violation of, any pre-emptive rights;

(j)	Black Lion is the registered and beneficial owner of all of the outstanding common shares in SubCo and no person, firm, corporation or other entity holds any securities convertible or exchangeable into securities of SubCo;

(k)	Since October 31, 2020: (i) there has been no Material Adverse Change in respect of Black Lion; (ii) Black Lion has conducted its business only in the ordinary and normal course; and (iii) no liability or obligation of any nature (whether absolute, accrued, contingent or otherwise) material to Black Lion has been incurred other than in the ordinary and normal course of business;

(l)	the data and information in respect of Black Lion and its subsidiaries and their assets, liabilities, business and operations (taken as a whole) provided by Black Lion or its Representatives to Globally Local or its Representatives was and is accurate and correct in all material respects as at the respective dates thereof and, in respect of any information provided or requested, did not knowingly omit any material data or information necessary to make any data or information provided not misleading as at the respective dates thereof;

(m)	there are no Material actions, suits, proceedings or inquiries, including, to the knowledge of Black Lion, pending or threatened against or affecting Black Lion or SubCo, at law or in equity, or before or by any Governmental Entity and neither Black Lion Party is subject to any such action, suit, proceeding or inquiry that would adversely affect the ability of Globally Local and Black Lion to consummate the transactions contemplated hereby;

(n)	the Black Lion Financial Statements fairly present, in accordance with IFRS, consistently applied (except as specifically provided in the notes to such statements), the financial position and condition of Black Lion, at the dates thereof and the results of the operations of Black Lion, for the periods then ended and reflect all material assets, liabilities or obligations (absolute, accrued, contingent or otherwise) of Black Lion as at the dates thereof. The Black Lion Financial Statements reflect adequate provisions for all reasonably anticipated liabilities, expenses and losses of Black Lion in accordance with IFRS and there has been no change in accounting policies or practices since October 31, 2020;

(o)	Black Lion’s auditors are a participating audit firm (as such term is defined in National Instrument 52-108);

(p)	Black Lion is a capital pool company (as defined in the polices of the TSXV) and has not conducted any business operations other than to pursue a “Qualifying Transaction” (as defined in the polices of the TSXV) in compliance with TSXV Policy 2.4 and there are no material contracts or agreements to which Black Lion is a party, or by which it is bound, other than as disclosed in the Public Record. Without limiting the generality of the foregoing, other than this Agreement, neither Black Lion Party is currently party to any agreement in respect of: (i) the purchase of any material property or assets or any interest therein or the sale, transfer or other disposition of any material property or assets or any interest therein currently owned, directly or indirectly, by an Black Lion Party whether by asset sale, transfer of shares or otherwise; or (ii) the change of control of an Black Lion Party (whether by sale or transfer of shares or otherwise);

(q)	no third party has any ownership right, title, interest in, claim in, lien against or any other right to the assets and properties purported to be owned by the Black Lion Parties;

(r)	no securities commission or similar Governmental Entity, or stock exchange in Canada or the United States has issued any order which is currently outstanding preventing or suspending trading in any securities of Black Lion, no such proceeding is, to the knowledge of Black Lion, pending, contemplated or threatened and Black Lion is not in default of any requirement of any Securities Laws, rules or policies applicable to Black Lion or its securities;

(s)	the board of directors of Black Lion has reserved and allotted a sufficient number of Black Lion Shares as are issuable pursuant to the Amalgamation and subject to the terms and conditions of the Amalgamation Agreement such Black Lion Shares will be validly issued as fully paid and non-assessable to previous holders of Globally Local Shares pursuant to the Amalgamation;

(t)	the minute books and records of each of Black Lion and SubCo made available to Globally Local’s Counsel in connection with its due diligence investigation of Black Lion and SubCo for the periods from each of Black Lion’s and SubCo’s date of incorporation to the date hereof are all of the minute books and records of Black Lion and SubCo, respectively, and contain copies of all material proceedings (or certified copies thereof or drafts thereof pending approval) of the shareholders, the directors and all committees of directors of Globally Local and the Subsidiaries to the date of review of such corporate records and minute books and there have been no other material meetings, resolutions or proceedings of the shareholders, directors or any committees of the directors of Globally Local or the Subsidiaries to the date hereof not reflected in such minute books and other records, other than those which have been disclosed in writing to Black Lion;

(u)	AST Trust Company (Canada), at its principal office in Vancouver, British Columbia is the duly appointed registrar and transfer agent of Black Lion with respect to the Black Lion Shares;

(v)	Black Lion is a “reporting issuer” in material compliance with all Securities Laws of the provinces of Alberta and British Columbia and the outstanding Black Lion Shares are listed on the TSXV and Black Lion is in material compliance with the by-laws, policies and rules of such exchange;

(w)	to the knowledge of Black Lion, Black Lion has not withheld from Globally Local any material information or documents concerning Black Lion or its assets or liabilities during the course of Globally Local's review of Black Lion and its assets;

(x)	Black Lion is not party to any Material contract, written or oral, other than (i) this Agreement, (ii) the escrow agreement between Black Lion, AST Trust Company (Canada) and certain shareholders of Black Lion, (iii) the agency agreement between Black Lion and the Agent, and (iv) a registrar and transfer agency agreement between Black Lion and AST Trust Company (Canada);

(y)	neither Black Lion Party is in default of the performance of any term or obligation to be performed by it under any contract to which Black Lion is a party or by which it is bound (including, without limitation, any “agreement in principle” as defined in TSXV Policy 2.4 relating to any transaction previously proposed as Black Lion's “Qualifying Transaction” under such policy) which is material to the business of Black Lion and no event has occurred which with notice or lapse of time or both would directly or indirectly constitute such a default, in any such case which default or event would reasonably be expected to have a material adverse effect on the assets or properties, business, results of operations, prospects or condition (financial or otherwise) of Black Lion;

(z)	other than in respect of professional service fees, there is not agreement, plan or practice of Black Lion relating to the payment of any management, consulting, service or other fee and, except for the Black Lion Option Plan, Black Lion does not have in effect any bonus plan, commission plan, profit sharing plan, pension plan, royalty plan or arrangement, defined benefit plan, stock option plan, incentive plan or other benefit plan for the benefit of any of its employees, officers, directors or shareholders, and has made no agreements or promises with respect to any such plans;

(aa)	other than Canaccord Genuity Corp., Black Lion has not retained any financial advisor, broker, agent or finder, or paid or agreed to pay any financial advisor, broker, agent or finder on account of this Agreement or the Amalgamation, any transaction contemplated hereby or any transaction presently ongoing or contemplated;

(bb)	Black Lion has no, and since incorporation has not had, any employees. Black Lion does not have in place or in effect any employment agreements or other change of control agreements which provide for a payment accruing as a result of the Amalgamation or other change of control of Black Lion and Black Lion does not have any consulting agreements that are not terminable on more than one month's notice;

(cc)	there are no accrued bonuses payable to any officers, directors or employees of Black Lion;

(dd)	Black Lion is not a party to and, prior to the Effective Date, Black Lion will not implement, a shareholder rights plan or any other form of plan, agreement, contract or instrument that will trigger any rights to acquire Black Lion Shares or other securities of Black Lion or rights, entitlements or privileges in favour of any person upon the entering into of this Agreement or the Amalgamation, other than pursuant to the terms of the Black Lion Options;

(ee)	no director, officer, employee, insider of Black Lion or other non-arm's length party to Black Lion is indebted to Black Lion;

(ff)	Black Lion is not indebted to any of its directors, officers, employees or consultants, any of its shareholders or any of their respective associates or affiliates, except for amounts due as reimbursement for ordinary business expenses incurred within the previous 90 days;

(gg)	Black Lion is not a party to or bound by any agreement, guarantee, indemnification (other than in the ordinary course of business and to officers and directors pursuant to Black Lion’s by-laws and standard indemnity agreements, to Black Lion’s bankers pursuant to underwriting, agency or financial advisor agreements pursuant to the standard indemnity provisions in agreements of that nature), or endorsement or like commitment of the obligations, liabilities (contingent or otherwise) or indebtedness of any person, firm or corporation;

(hh)	none of the directors, officers or employees of the Black Lion Parties or any associate or affiliate of any of the foregoing had or has any interest, direct or indirect, in any transaction or any proposed transaction with either Black Lion Party;

(ii)	Black Lion has no insurance policies in place;

(jj)	each Black Lion Party is a taxable Canadian corporation and all Taxes due and payable or required to be collected or withheld and remitted by such Black Lion Party have been paid, collected or withheld and remitted as applicable. All tax returns, declarations, remittances and filings required to be filed by by each Black Lion Party have been filed with all appropriate Governmental Entities and all such returns, declarations, remittances and filings are complete and accurate and no material fact or facts have been omitted therefrom which would make any of them misleading. To the knowledge of Black Lion, no examination of any tax return of an Black Lion Party is currently in progress by any Governmental Entity and there are no issues or disputes outstanding with any Governmental Entity respecting any Taxes that have been paid, or may be payable, by an Black Lion Party. There are no agreements, waivers or other arrangements with any taxation authority providing for an extension of time for any assessment or reassessment of Taxes with respect to either Black Lion Party; and

(kk)	Black Lion has established on its books and records reserves that are adequate for the payment of all material Taxes not yet due and payable and there are no liens for Taxes on the assets of Black Lion that are material, and there are no audits pending of the tax returns of Black Lion (whether federal, state, provincial, local or foreign) and there are no claims which have been asserted relating to any such tax returns, which audits and claims, if determined adversely, would result in the assertion by any governmental agency of any deficiency that would result in a Material Adverse Effect.

8.2                    The representations and warranties of the Black Lion Parties contained herein shall survive the execution and delivery of this Agreement and shall terminate on the earlier of the termination of this Agreement in accordance with its terms and the Effective Date.

ARTICLE 9
COVENANTS OF Globally Local

9.1                     Globally Local covenants and agrees that, until the earlier of the Effective Date or the date on which this Agreement is terminated in accordance with ARTICLE 11 hereof and unless otherwise contemplated herein:

(a)	other than as contemplated herein or as otherwise consented to by Black Lion in writing (such consent not to be unreasonably withheld, conditioned or delayed), Globally Local will not directly or indirectly, do or permit to occur, any of the following unless approved by Black Lion:

(i)	issue, sell, pledge, lease, dispose of, encumber or agree to issue, sell, pledge, lease, dispose of or encumber any additional shares of, or any options, warrants, calls, conversion privileges or rights of any kind to acquire any shares or other securities of, any capital stock or other securities of Globally Local (other than the proposed grant of up to 840,000 Globally Local Broker Warrants);

(ii)	split, combine or reclassify any outstanding shares or declare, set aside or pay any dividend or other distribution payable in cash, stock, property or otherwise with respect to any shares;

(iii)	redeem, purchase or offer to purchase any Globally Local Shares or other securities of Globally Local;

(iv)	reorganize, amalgamate, arrange or merge Globally Local with any other Person;

(v)	reduce the stated capital of Globally Local;

(vi)	except as disclosed in writing to Black Lion, acquire or agree to acquire (by merger, amalgamation, arrangement, acquisition of securities or assets or otherwise) any Person or division or any assets or properties other than in the ordinary course of business consistent with past practices;

(vii)	incur or commit to incur any indebtedness for borrowed money or issue any debt securities;

(viii)	enter into any transaction not in the ordinary course of business or pay any dividends or make any distributions to the Globally Local Shareholders;

(ix)	conduct any activity or operations that would be otherwise detrimental to the completion of the Amalgamation;

(x)	enter into or close any hedge, swap or other like transaction;

(xi)	make any capital expenditures, other than in the ordinary course of business;

(xii)	disclose to any Person other than officers, directors, key employees and professional advisors of Globally Local, any confidential information relating to Black Lion, except for disclosure required to be disclosed by Applicable Law or otherwise known to Globally Local or the public; and

(xiii)	except as may be required by Applicable Law or to secure any approvals, consents or authorizations necessary to carry out the transactions contemplated by this Agreement, issue any public statements with respect to the transactions contemplated by this Agreement without the prior consent and approval of Black Lion, acting reasonably, provided that the Parties agree that this Agreement may be provided to the TSXV and attached to a material change report, included as a schedule to the Filing Statement and filed publically on the System for Electronic Document Analysis and Retrieval and as may otherwise be required by Applicable Laws.

(b)	Globally Local shall:

(i)	use its reasonable commercial efforts to fulfil or cause the fulfillment of the conditions set forth in Sections 5.1 and 6.1 as soon as reasonably possible to the extent the fulfillment of the same is within the control of Globally Local;

(ii)	conduct its business only in, not take any action except in, the usual, ordinary and regular course of business and consistent with past practice and will not take any action which may reasonably be expected to result in a Material Adverse Change of Globally Local;

(iii)	maintain insurance on and in respect of all Globally Local Assets in like kind to, and in an amount not less than the amount of, insurance with respect of the Globally Local Assets in effect on the date hereof;

(iv)	use its reasonable commercial efforts to preserve intact the business organization and goodwill of Globally Local, to keep available the services of the officers and employees of Globally Local and to maintain satisfactory relationships with suppliers, distributors, customers and others having business relationships with Globally Local;

(v)	provide to Black Lion reports on its operations affairs as may be reasonably requested from time to time by Black Lion;

(vi)	cooperate with Black Lion to enable an orderly integration of the business and affairs of Globally Local and Black Lion after the Effective Date;

(vii)	promptly notify Black Lion orally and in writing of any Material Adverse Change of Globally Local, and of any material governmental or third party complaints, investigations or hearings (or communications indicating that the same may be contemplated) which is Material to Globally Local;

(viii)	make available and cause to be made available to Black Lion, its agents and advisors, as Black Lion may reasonably request, all documents and agreements (including without limitation, any correspondence between Globally Local and its advisors or any governmental body and all minute books) and access to Globally Local’s premises, records, computer systems and employees in any way relating to or affecting the financial status of Globally Local and such other documents or agreements as may be reasonably necessary to enable Black Lion to verify the truth of the representations and warranties of Globally Local herein and compliance by Globally Local with the terms and conditions hereof, except where Globally Local is contractually precluded from making such document or agreement available, and cooperate with Black Lion in securing access for Black Lion to any such documentation not in the possession or under the control of Globally Local;

(ix)	make other necessary filings and applications under Applicable Law required on the part of Globally Local in connection with the transactions contemplated herein and take all reasonable action necessary to be in compliance with such Applicable Laws; and

(x)	will use its reasonable commercial efforts to conduct its affairs so that all of Globally Local’s representations and warranties contained herein shall be true and correct in all Material respects on and as of the Effective Date as if made thereon except as otherwise contemplated herein.

9.2                    Subject to the provisions of Sections 9.3 and 9.4, Globally Local shall not, directly or indirectly, through officers, directors, employees, affiliates, representatives, advisors, agents, investment bankers, consultants or otherwise, take any action to solicit, initiate, encourage, or participate in any discussions or negotiations with any Person, provide any non-public information to any Person or otherwise assist or cause or facilitate anyone else to solicit, initiate, encourage, or participate in any discussions or negotiations with any Person, or provide any non-public information to any Person or otherwise assist with respect to: (A) any transaction that may constitute a Globally Local Take-over Proposal; or (B) any other transaction, the consummation of which would, or could reasonably be expected to, impede, interfere with, prevent or delay the transactions contemplated by this Agreement or which would or could reasonably be expected to reduce the benefits to Black Lion under this Agreement and will not waive, or otherwise forbear in the enforcement of, or enter into or participate in any discussions, negotiations or agreements to waive or otherwise forbear in respect of, any rights or other benefits of Globally Local under confidentiality agreements, including, without limitation, any standstill provisions thereunder; provided, however, that subject to Sections 9.3 and 9.4 hereof, the board of directors of Globally Local may consider, negotiate, accept, approve or recommend to its shareholders, or enter into an agreement, understanding or arrangement in respect of, an unsolicited Globally Local Superior Proposal (as defined herein).

9.3                    Prior to considering, negotiating, accepting, approving or recommending to the Globally Local Shareholders or entering into an agreement, understanding or arrangement in respect of, an unsolicited Globally Local Superior Proposal, Globally Local shall:

(a)	advise Black Lion in writing of the existence and terms of any such offer or proposal and provide copies thereof as soon as reasonably possible following receipt thereof by Globally Local;

(b)	provide copies of any information provided to such other party, which has not already been made available to Black Lion; and

(c)	if requested by Black Lion, prior to accepting, recommending, approving or entering into any agreement to implement the Globally Local Superior Proposal, to negotiate in good faith with Black Lion and its legal and financial advisors for a period of up to three (3) Business Days in a manner to permit Black Lion to make such adjustments in the terms and conditions of this Agreement as may be necessary or advisable in order to enable Globally Local to proceed with the Amalgamation as amended rather than the Globally Local Superior Proposal. In the event that Black Lion proposes to so amend this Agreement to provide substantially equivalent or superior value to that provided under the Globally Local Superior Proposal, Globally Local shall not accept, recommend, approve or enter into any agreement to implement the Globally Local Superior Proposal.

9.4                    Subject to Section 9.3 hereof, if prior to the completion of the Amalgamation, a bona fide Globally Local Take-Over Proposal is proposed, offered or made to the Globally Local Shareholders or to Globally Local which, in the bona fide opinion of Globally Local’s board of directors would result in a financially superior transaction, directly or indirectly, for the Globally Local Shareholders than that contemplated by the Amalgamation (any such Globally Local Take-Over Proposal being referred to herein as a “Globally Local Superior Proposal”), the board of directors of Globally Local may withdraw, modify or change its approval of the Amalgamation if, in the opinion of such board of directors acting reasonably and upon the written advice of its legal counsel, such withdrawal, modification or change is required or would be consistent with the fiduciary duties of the board of directors of Globally Local under Applicable Laws.

9.5                    Provided that Black Lion or SubCo is not in breach of its material obligations, covenants and agreements under this Agreement, Globally Local agrees to pay to Black Lion in cash (within ten business days of the date of the occurrence of any event below) the amount of $150,000 (the “Globally Local Break Fee”) if:

(a)	the board of directors of Globally Local fails to recommend that the Globally Local Shareholders vote in favour of the Amalgamation, or withdraws, modifies or changes its recommendation to the Globally Local Shareholders to vote in favour of the Amalgamation;

(b)	a bona fide Globally Local Take-Over Proposal is publicly announced or commenced and the board of directors of Globally Local fails to publicly reaffirm and maintain its recommendation of the Amalgamation to the Globally Local Shareholders within 10 days after the commencement of such Globally Local Take-Over Proposal;

(c)	the board of directors of Globally Local recommends that the Globally Local Shareholders deposit their Globally Local Shares under, vote in favour of, or otherwise accept, an Globally Local Take-Over Proposal; or

(d)	a bona fide Globally Local Take-Over Proposal has been announced by any third party and has not been withdrawn prior to the date of approval of the Globally Local Special Resolution, and such Globally Local Take-Over Proposal is implemented within 180 days of the date hereof.

9.6                  Globally Local acknowledges that the payment amount set out herein constitutes liquidated damages and is a genuine pre-estimate of the damages which Black Lion will suffer or incur in the event of the occurrence of one of the events set forth in Section 9.5 above, and Black Lion will not be able to seek further damages or participate in any legal action or suits in connection with such events.

ARTICLE 10
COVENANTS OF Black Lion

10.1                 Black Lion and SubCo, as applicable, covenant and agree that, until the earlier of the Effective Date or the date on which this Agreement is terminated in accordance with ARTICLE 11 hereof, and unless otherwise contemplated herein:

(a)	other than as otherwise consented to in writing by Globally Local (such consent not to be unreasonably withheld, conditioned or delayed), Black Lion and SubCo, as applicable, will not directly or indirectly, do or permit to occur, any of the following:

(i)	amend or propose to amend their articles or by-laws or the notice of articles or articles;

(ii)	issue, sell, pledge, lease, dispose of, encumber or agree to issue, sell, pledge, lease, dispose any debt, equity or other securities;

(iii)	conduct any activity or operations that would be detrimental to the completion of the Amalgamation;

(iv)	split, combine or reclassify any outstanding shares of Black Lion or SubCo unless the Amalgamation is amended upon the same terms and conditions, or declare, set aside or pay any dividend or other distribution payable in cash, stock, property or otherwise with respect to any shares of Black Lion or SubCo;

(v)	redeem, purchase or offer to purchase any Black Lion Shares or other securities of Black Lion or SubCo;

(vi)	reduce the stated capital of Black Lion;

(vii)	borrow money or incur any indebtedness for money borrowed;

(viii)	make any capital expenditures in excess of $5,000 without the written consent of Globally Local;

(ix)	make loans, advances, or any other payments out of the ordinary course, other than payment of professional fees and other expenses in connection with or ancillary to the Amalgamation, not to exceed $150,000 in the aggregate;

(x)	take any action that would render, or that reasonably may be expected to render, any Material representation or warranty made by it in this Agreement untrue at any time prior to the Amalgamation becoming effective unless as otherwise contemplated herein; and will not pay any dividends or make any other distribution to its shareholders or repay, other than in the ordinary course of business, any outstanding indebtedness;

(xi)	disclose to any Person, other than officers, directors and key employees and professional advisors of Black Lion, any confidential information relating to Globally Local required to be disclosed by Applicable Law or otherwise known to Black Lion or the public; or

(xii)	except as may be required by Applicable Law or to secure any approvals, consents or authorizations necessary to carry out the transactions contemplated by this Agreement, issue any public statements with respect to the transactions contemplated by this Agreement without the prior consent and approval of Globally Local provided that the parties agree that this Agreement may be provided to the TSXV and attached to a material change report, included as a schedule to the Filing Statement and filed publically on the System for Electronic Document Analysis and Retrieval and as otherwise may be required by Applicable Laws.

(b)	Black Lion shall:

(i)	use its reasonable commercial efforts to fulfil or cause the fulfilment of the conditions set forth in Sections 4.1 and 6.1 as soon as reasonably possible to the extent the fulfilment of the same is within the control of Black Lion;

(ii)	cause SubCo to comply with its covenants hereunder;

(iii)	conduct its business only in, not take any action except in, the usual, ordinary and regular course of business and consistent with past practice and will not take any action which may reasonably be expected to result in a Material Adverse Change of Black Lion or SubCo;

(iv)	use its reasonable commercial efforts to preserve intact the business organization and goodwill of each of Black Lion and SubCo;

(v)	promptly notify Globally Local orally and in writing of any Material Adverse Change of Black Lion, and of any governmental or third party complaint, investigation or hearing (or communications indicating that the same may be contemplated) which is Material to Black Lion;

(vi)	cooperate with Globally Local to enable an orderly integration of the business and affairs of Globally Local and Black Lion after the Effective Date;

(vii)	Black Lion shall use its commercially reasonable efforts to obtain the listing of the Black Lion Shares issuable pursuant to the Amalgamation on the TSXV as of the Effective Date;

(viii)	make available and cause to be made available to Globally Local, its agents and advisors, as Globally Local may request, all documents and agreements (including without limitation, any correspondence between Black Lion and its advisors or any governmental body and all minute books) and access to the premises of Black Lion, records, computer systems and employees in any way relating to or affecting the financial status of Black Lion and such other documents or agreements as may be necessary to enable Globally Local to verify the truth of the representations and warranties of Black Lion and SubCo herein and compliance by Black Lion and SubCo with the terms and conditions hereof, except where Black Lion is contractually precluded from making such document or agreement available, and cooperate with Globally Local in securing access for Globally Local to any such documentation not in the possession or under the control of Black Lion;

(ix)	except for proxies and other non-substantive communications with the shareholders of Black Lion, furnish promptly to Globally Local a copy of each notice, report, schedule or other document delivered, filed or received by Black Lion in connection with the Amalgamation, any filings under Applicable Laws (including Securities Laws) and any dealings with regulatory agencies in connection with the transactions contemplated herein; make other necessary filings and applications under Applicable Laws required on the part of Black Lion in connection with the transactions contemplated herein and take all reasonable action necessary to be in compliance with such laws and regulations;

(x)	call and conduct the Black Lion Amendment prior to Closing in compliance with the articles and by-laws of Black Lion and any instrument governing such meeting, and as otherwise required by Applicable Laws;

(xi)	use its reasonable commercial efforts to conduct its affairs so that all of the representations and warranties of Black Lion and SubCo contained herein, shall be true and correct on and as of the Effective Date as if made thereon except as otherwise contemplated herein above; and

(xii)	take all steps necessary to appoint James McInnes, Vasiliki McInnes, Edward (Ted) Sehl, Dean Cebulski, and William MacDonald as a directors of Black Lion effective as of the Effective Time;

10.2                      Black Lion shall indemnify and save harmless Globally Local and the directors, officers and agents of Globally Local from and against any and all liabilities, claims, demands, losses, costs, damages and expenses (excluding any loss of profits or consequential damages) to which Globally Local, or any director, officer or agent thereof, may be subject or which Globally Local, or any director, officer or agent thereof, may suffer or incur, whether under the provisions of any statute or otherwise, in any way caused by, or arising, directly or indirectly, from or in consequence of any Misrepresentation or alleged Misrepresentation in the Black Lion Information contained or incorporated by reference in the Filing Statement, or the negligence of Black Lion.

10.3                   Black Lion and SubCo further covenant and agree that all rights to indemnification existing in favour of present and former directors and officers of Globally Local as provided by contract, in Globally Local’s articles, or pursuant to Applicable Laws in effect as of the date of this Agreement, or otherwise, with respect to matters occurring prior to the Effective Time, shall survive and shall continue in full force and effect without modification for a period of not less than the statutes of limitations applicable to such matters.

ARTICLE 11
TERMINATION

11.1                   This Agreement may, prior to the filing of the Articles of Amalgamation, be terminated by mutual written agreement of Black Lion, Globally Local and SubCo, without further action on the part of the Globally Local Shareholders.

11.2                    Notwithstanding any other rights contained herein, Globally Local may terminate this Agreement provided that it is not materially in default of any of its representations, warranties or covenants under this Agreement, upon notice to Black Lion and SubCo:

(a)	if the Amalgamation is not approved by Globally Local Shareholders in accordance with Applicable Laws;

(b)	in the event the Amalgamation has not become effective on or before April 30, 2021, unless otherwise agreed to by the Parties;

(c)	if a Material Adverse Change in respect of Black Lion shall have occurred after the date of this Agreement;

(d)	if the Globally Local Break Fee shall have become payable;

(e)	if Black Lion shall be in breach of any of its covenants, agreements or representations and warranties contained herein that would have a Material Adverse Effect on Black Lion or on the ability of Black Lion and Globally Local to consummate the transactions contemplated hereby and Black Lion fails to cure such breach within three (3) Business Days after receipt of written notice thereof from Globally Local (except that no cure period shall be provided for a breach which by its nature cannot be cured); or

(f)	upon a right of termination of this Agreement by Globally Local arising pursuant to Sections 4.1 and 6.1 hereof.

11.3                    Notwithstanding any other rights contained herein, Black Lion may terminate this Agreement provided that it is not materially in default of any of its representations, warranties or covenants under this agreement, upon notice to Globally Local:

(a)	if the Amalgamation is not approved by Globally Local Shareholders;

(b)	in the event the Amalgamation has not become effective on or before April 30, 2021, unless otherwise agreed to by the Parties;

(c)	a Material Adverse Change in respect of Globally Local shall have occurred;

(d)	if the Globally Local Break Fee shall have become payable;

(e)	if Globally Local shall be in breach of any of its covenants, agreements or representations and warranties contained herein that would have a Material Adverse Effect on Globally Local or on the ability of Globally Local and Black Lion to consummate the transactions contemplated hereby and Globally Local fails to cure such breach within three (3) Business Days after receipt of written notice thereof from Black Lion (except that no cure period shall be provided for a breach which by its nature cannot be cured); or

(f)	upon a right of termination of this Agreement by Black Lion arising pursuant to Sections 5.1 and 6.1 hereof.

11.4                   The exercise by any Party of any right of termination hereunder shall be without prejudice to any other remedy available to such Party.

11.5                    If this Agreement is validly terminated pursuant to any provision of this Agreement, the Parties shall return all materials and copies of all materials delivered to Black Lion and SubCo or Globally Local, as the case may be, or their agents and, except for the obligations set forth in Section 13.2 (which shall survive any termination of this Agreement and continue in full force and effect), no Party shall have any further obligations to any Other Party hereunder with respect to this Agreement. The covenants contained in this Section 11.5 and the obligations of the parties under the Confidentiality Agreement shall survive any termination of this Agreement and continue in full force and effect.

ARTICLE 12
AMENDMENT

12.1                    This Agreement may, at any time and from time to time before or after the date of approval of the Globally Local Special Resolution be amended by written agreement of the Parties without further notice to or authorization on the part of their respective securityholders, and any such amendment may, without limitation:

(a)	change the time for performance of any of the obligations or acts of the Parties;

(b)	waive any inaccuracies or modify any representation, term or provision contained herein or in any document delivered pursuant hereto; or

(c)	waive compliance with or modify any of the covenants or conditions herein contained and waive or modify performance of any of the obligations of the Parties;

provided that any such amendment may not reduce or materially adversely affect the consideration to be received by the Globally Local Shareholders.

ARTICLE 13
COSTS

13.1                    Except as contemplated herein, each Party hereto covenants and agrees to bear its own costs and expenses in connection with the transactions contemplated hereby.

13.2                    In the event the Amalgamation does not occur and this Agreement is terminated by either Party pursuant to Section 11.2(e) or 11.3(e), as applicable (provided, however, that the failure to obtain shareholder approval by Globally Local shall not be considered to be a breach of this Agreement for these purposes), that breaching Party would reimburse the Other Party for its transaction costs (including the reasonable fees and costs of professional advisors) incurred in connection with negotiation and performance of this Agreement and related transactions, subject to a maximum expense reimbursement of $150,000.

ARTICLE 14
DISCLOSURE

14.1            Upon execution of this Agreement, the Parties shall issue a joint press release which announces that the Parties have entered into a formal agreement providing for the implementation of the Amalgamation. No Party shall disclose, by press release, any aspect of the transactions contemplated hereby, without prior written consent of the Other Party. Notwithstanding the foregoing, if either Party is required by Applicable Law to make any disclosure relating to the transactions contemplated herein, such disclosure may be made, but that Party will inform, to the extent reasonably feasible, the Other Party as to the wording of such disclosure prior to its being made.

ARTICLE 15
NOTICES

15.1                   Any notice, consent, waiver, direction or other communication required or permitted to be given under this Agreement by a Party to any Other Party shall be in writing and may be given by delivering same or sending same by facsimile transmission, e-mail or by hand delivery addressed to the Party to whom the notice is to be given at its address for service herein. Any notice, consent, waiver, direction or other communication aforesaid shall, if delivered, be deemed to have been given and received on the date on which it was delivered to the address provided herein (if a business day and, if not, the next succeeding business day) and if sent by facsimile transmission be deemed to have been given and received at the time of receipt unless actually received after 4:00 p.m. at the point of delivery in which case it shall be deemed to have been given and received on the next business day.

15.2                   The address for service of each of the Parties shall be as follows:

if to Black Lion or SubCo:

Black Lion Capital Corp.

Suite 409 - 221 West Esplanade

North Vancouver, BC

V7M 3J3

E-Mail: wmacdonald@wlmlaw.ca

Attention: wmacdonald@wlmlaw.ca

with a copy to:

MacDonald Tuskey, Corporate and Securities Lawyers

Suite 409 - 221 West Esplanade

North Vancouver, BC

V7M 3J3E-Mail: WMacdonald@wlmlaw.ca

Attention: William MacDonald

if to Globally Local:

2204901 ONTARIO INC.

505 Consortium Court

London, Ontario, N6E2S8

E-Mail: james@globallylocal.ca

Attention: James McInnes

with a copy to:

DLA Piper (Canada) LLP

1000, 250 – 2nd Street SW

Calgary, Alberta T2P 0C1

E-Mail: trevor.wong-chor@dlapiper.com

Attention: Trevor Wong-Chor

ARTICLE 16
STANDSTILL

16.1                    Prior to termination of this Agreement, neither Globally Local nor Black Lion, as the case may be, will, nor shall any of its Representatives directly or indirectly, alone or jointly or in concert with any other Person:

(a)	acquire or agree to acquire, or make any proposal or make any offer to acquire, in any manner, either directly or indirectly, any assets or securities of the Other Party or any Subsidiary thereof, including, without limitation, commencing any “take-over bid” or “exempt take-over bid” (as such terms are defined in the Securities Act (Ontario)) for any securities of the Other Party (provided that the provisions hereof shall not be interpreted to prohibit the Parties or their Affiliates from continuing to conduct business with the Other Party in the ordinary course and consistent with past practice);

(b)	solicit proxies from, or otherwise attempt to influence the conduct of, holders of securities of the Other Party;

(c)	form, join or in any way participate as a “control person” as such term is defined in the Securities Act (Ontario) with respect to the equity of the Other Party; or

(d)	engage in any discussions or negotiations or enter into any agreement, commitment or understanding, or otherwise act jointly or in concert with any Person to propose or effect any business combination, equity or asset transaction of any nature or kind with respect to the Other Party or its Affiliates, or to influence the conduct of the Other Party, its Affiliates or its directors.

ARTICLE 17
PRIVACY ISSUES

17.1                    For the purposes of this ARTICLE 17, the following definitions shall apply:

(i)	“applicable law” means, in relation to any Person, transaction or event, all applicable provisions of laws, statutes, rules, regulations, official directives and orders of and the terms of all judgements, orders and decrees issued by any authorized authority by which such Person is bound or having application to the transaction or event in question, including applicable privacy laws;

(ii)	“applicable privacy laws” means any and all applicable laws relating to privacy and the collection, use and disclosure of Personal Information in all applicable jurisdictions, including but not limited to the Personal Information Protection and Electronic Documents Act (Canada) and/or any comparable provincial law including the Personal Information Protection Act (Ontario);

(iii)	“authorized authority” means, in relation to any Person, transaction or event, any (a) federal provincial, municipal or local governmental body (whether administrative, legislative, executive or otherwise), both domestic and foreign, (b) agency, authority, commission, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, (c) court, arbitrator, commission or body exercising judicial, quasi -judicial, administrative or similar functions, and (d) other body or entity created under the authority of or otherwise subject to the jurisdiction of any of the foregoing, including any stock or other securities exchange, in each case having jurisdiction over such Person, transaction or event; and

(iv)	“Personal Information” means information about an individual.

17.2                    The Parties hereto acknowledge that they are responsible for compliance at all times with applicable privacy laws which govern the collection, use and disclosure of Personal Information acquired by or disclosed to either Party pursuant to or in connection with this Agreement (the “Disclosed Personal Information”).

17.3                    Neither Party shall use the Disclosed Personal Information for any purposes other than those related to the performance of this Agreement and the completion of the Amalgamation.

17.4                    Each Party acknowledges and confirms that the disclosure of the Disclosed Personal Information is necessary for the purposes of determining if the Parties shall proceed with the Amalgamation, and that the disclosure of the Disclosed Personal Information relates solely to the carrying on of the business and the completion of the Amalgamation.

17.5                    Each Party acknowledges and confirms that it has and shall continue to employ appropriate technology and procedures in accordance with applicable law to prevent accidental loss or corruption of the Disclosed Personal Information, unauthorized input or access to the Disclosed Personal Information, or unauthorized or unlawful collection, storage, disclosure, recording, copying, alteration, removal, deletion, use or other processing of such Disclosed Personal Information.

17.6                    Each Party acknowledges and confirms that it has and shall continue to employ appropriate technology and procedures in accordance with applicable law to prevent accidental loss or corruption of the Disclosed Personal Information, unauthorized input or access to the Disclosed Personal Information, or unauthorized or unlawful collection, storage, disclosure, recording, copying, alteration, removal, deletion, use or other processing of such Disclosed Personal Information.

17.7                    Each Party shall at all times keep strictly confidential all Disclosed Personal Information provided to it, and shall instruct those employees or advisors responsible for processing such Disclosed Personal Information to protect the confidentiality of such information in a manner consistent with the Parties’ obligations hereunder. Each Party shall ensure that access to the Disclosed Personal Information shall be restricted to those employees or advisors of the respective Party who have a bona fide need to access such information in order to complete the Amalgamation.

17.8                    Each Party shall promptly notify the Other Party to this Agreement of all inquiries, complaints, requests for access, and claims of which the Party is made aware in connection with the Disclosed Personal Information. The Parties shall fully co-operate with one another, with the Persons to whom the Personal Information relates, and any authorized authority charged with enforcement of applicable privacy laws, in responding to such inquiries, complaints, requests for access, and claims.

17.9                     Upon the expiry or termination of this Agreement, or otherwise upon the reasonable request of either Party, the Other Party shall forthwith cease all use of the Personal Information acquired by such Party in connection with this Agreement and will return to the Other Party or, at such Party’s request, destroy in a secure manner, the Disclosed Personal Information (and any copies).

ARTICLE 18
TIME

18.1                    Time shall be of the essence in this Agreement.

ARTICLE 19
ENTIRE AGREEMENT

19.1                    This Agreement, from the date hereof constitutes the entire agreement and supersedes all other prior agreements and undertakings, both written and oral, among the Parties with respect to the subject matter hereof, including without limitation the letter agreement dated November 6, 2020 (as amended) and the original amalgamation agreement dated February 12, 2021, between Black Lion and Globally Local, and is not intended to confer upon any other Person any rights or remedies hereunder.

ARTICLE 20
SEVERABILITY

20.1                    If any one or more of the provisions or parts thereof contained in this Agreement should be or become invalid, illegal or unenforceable in any respect in any jurisdiction, the remaining provisions or parts thereof contained herein shall be and shall be conclusively deemed to be, as to such jurisdiction, severable therefrom and:

(a)	the validity, legality or enforceability of such remaining provisions or parts thereof shall not in any way be affected or impaired by the severance of the provisions or parts thereof severed; and

(b)	the invalidity, illegality or unenforceability of any provision or part thereof contained in this Agreement in any jurisdiction shall not affect or impair such provision or part thereof or any other provisions of this Agreement in any other jurisdiction.

ARTICLE 21
FURTHER ASSURANCES

21.1                    Each Party shall, from time to time, and at all times hereafter, at the request of the Other Party, but without further consideration, do all such further acts and execute and deliver all such further documents and instruments as shall be reasonably required in order to fully perform and carry out the terms and intent hereof.

ARTICLE 22
GOVERNING LAW

22.1                   This Agreement shall be governed by, and be construed in accordance with the laws of the Province of British Columbia and applicable laws of Canada but the reference to such laws shall not, by conflict of laws rules or otherwise, require the application of the law of any jurisdiction other than the Province of British Columbia.

22.2                    Each Party hereby irrevocably attorns to the jurisdiction of the Courts of the Province of British Columbia in respect of all matters arising under or in relation to this Agreement.

ARTICLE 23
EXECUTION IN COUNTERPARTS

23.1                   This Agreement may be executed in identical counterparts, each of which is and is hereby conclusively deemed to be an original and counterparts collectively are to be conclusively deemed one instrument.

ARTICLE 24
WAIVER

24.1                    No waiver by any Party shall be effective unless in writing and any waiver shall affect only the matter, and the occurrence thereof, specifically identified and shall not extend to any other matter or occurrence.

ARTICLE 25
ENUREMENT AND ASSIGNMENT

25.1                   This Agreement shall enure to the benefit of and be binding upon the Parties and their respective successors and assigns. This Agreement may not be assigned by any Party without the prior consent of the Other Parties.

[signature page follows]

IN WITNESS WHEREOF the Parties have executed this Agreement as of the date first above written.

BLACK LION CAPITAL CORP.
Per:

2204901 ONTARIO INC.
Per:

2801318 ONTARIO LTD.
Per:

- 39

SCHEDULE A

ARTICLES OF AMALCO

Attached.

SCHEDULE B

SPECIAL RESOLUTION OF ALL THE SHAREHOLDERS OF 2204901 ONTARIO INC. ("GLOBALLY LOCAL”)

WHEREAS

A.	Black Lion Capital Corp. (“Black Lion”) is a capital pool company trading on the TSXV (as defined herein);

B.	Globally Local is a private company;

C.	2801318 Ontario Inc. (“SubCo”) is a wholly-owned subsidiary of Black Lion;

D.	Black Lion, Globally Local and SubCo propose a business combination by way of a three-cornered amalgamation whereby Globally Local and SubCo will amalgamate (the “Amalgamation”) under the Business Corporation Act (Ontario) (“OBCA”) on the terms described in the Amalgamation Agreement dated as of March 8, 2021 (enclosed herewith) and continue as one corporation, which will be a wholly-owned subsidiary of Black Lion; and

E.	Black Lion, among other things, proposes to issue Black Lion Shares (as such term is defined in the Amalgamation Agreement) to the Globally Local Shareholders (as such term is defined in the Amalgamation Agreement) as hereinafter provided in connection with the Amalgamation.

AMALGAMATION

BE IT RESOLVED, AS A SPECIAL RESOLUTION THAT:

1.	the Amalgamation pursuant to the provisions of section 174 of the OBCA substantially in the form as provided for in the Amalgamation Agreement is hereby adopted, approved and authorized;

2.	the Amalgamation Agreement with such amendments or variations thereto as may be approved by any director or officer of Globally Local, such approval to be evidenced conclusively by their execution and delivery of such Amalgamation Agreement be and is hereby adopted, confirmed, ratified and approved;

3.	notwithstanding that this resolution has been duly passed by the shareholders of Globally Local, the board of directors of Globally Local may agree to amend the Amalgamation Agreement (to the extent permitted in the Amalgamation Agreement) or decide not to proceed with the Amalgamation or revoke this resolution at any time prior to the issuance of the certificate giving effect to the Amalgamation without further approval of the shareholders of Globally Local;

4.	any one director or officer of Globally Local, for and on behalf of Globally Local be and is hereby authorized to execute and deliver Certificate of Amalgamation and all other documents and instruments and take all such other actions as may be necessary or desirable to implement this resolution and the matters authorized hereby, such determination to be conclusively evidenced by the execution and delivery of any such documents and instruments and the taking of any such actions;

SCHEDULE C

SUPPORT AGREEMENT

Attached.